UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☐	Soliciting Material Pursuant to §240.14a-12
WESTERN REFINING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 22, 2016

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite all shareholders to participate in the 2016 Annual Meeting of Shareholders (the "Annual Meeting") of Western Refining, Inc. (the "Company") which will be held virtually via live webcast at www.virtualshareholdermeeting.com/WNR2016 on June 17, 2016, at 8:30 a.m. MDT. During the Annual Meeting, you will be able to participate in the Annual Meeting online as well as vote your shares and submit questions. Details regarding how to participate in the Annual Meeting and the business to be conducted at the Annual Meeting are provided in the Company's Proxy Statement.

The Company's proxy materials, as well as the Company's 2015 Annual Report, are available to shareholders online at www.proxyvote.com. You may also request a paper copy of the proxy materials and 2015 Annual Report free of charge by sending an email containing the 16 digit control number included on the Notice of Internet Availability of Proxy Materials (the "Notice") you received to sendmaterial@proxyvote.com, by calling 1 (800) 579-1639, by requesting a paper copy online at www.proxyvote.com or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Company's 2015 Annual Report is not a part of its proxy soliciting materials.

Your vote is important, and you are encouraged to vote as early as possible. Even if you plan to participate in the Annual Meeting, you are requested to vote your proxy in advance by one of the methods described in the Notice and the Company's Proxy Statement. If you participate in the Annual Meeting after having submitted your proxy card, you may revoke your proxy, if you wish, and vote electronically at the Annual Meeting. If you would like to vote at the Annual Meeting and your shares are not registered in your own name, please ask the brokerage firm, trust, bank or other nominee that holds your shares to provide you with a legal proxy to vote your shares.

Thank you for your support.

Sincerely yours,
Paul L. Foster
Executive Chairman and
Chairman of the Board

El Paso, Texas
April 22, 2016

NOTICE OF THE 2016
ANNUAL MEETING OF SHAREHOLDERS
June 17, 2016
____________________________________________________

To the Shareholders of Western Refining, Inc.:

The 2016 Annual Meeting of Shareholders (the "Annual Meeting") of Western Refining, Inc. (the "Company") will be held virtually via live webcast at www.virtualshareholdermeeting.com/WNR2016 at 8:30 a.m. MDT on June 17, 2016. During the Annual Meeting, you will be able to participate in the Annual Meeting online as well as vote your shares and submit questions. You will need to have your 16 digit control number to participate in the Annual Meeting. At the Annual Meeting you will be asked to:

1.	Elect seven directors to hold office until the 2017 Annual Meeting of Shareholders;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2016; and

3.	Consider any other matters or transact any other business that may properly come before the Annual Meeting, or any postponement(s) or adjournment(s) thereof.

The Company's proxy materials, as well as the Company's 2015 Annual Report, are available to shareholders online at www.proxyvote.com. Should you wish to receive a paper copy of the Company's proxy materials and/or 2015 Annual Report free of charge, please send an email containing the 16 digit control number included on the Notice of Internet Availability of Proxy Materials you received to sendmaterial@proxyvote.com, call 1 (800) 579-1639, request a copy online at www.proxyvote.com or write to me at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

Only shareholders of record at the close of business on April 18, 2016, are entitled to receive notice of and vote at the Annual Meeting and at any postponement(s) or adjournment(s) of the Annual Meeting. Each shareholder of record is entitled to one vote for each share of common stock held as of the record date. A list of these shareholders will be open for examination by any shareholder for any purpose germane to the Annual Meeting for a period of ten (10) days prior to the Annual Meeting at our corporate headquarters and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/WNR2016 when you enter your 16 digit control number. If you were a shareholder at the close of business on April 18, 2016, it is important that you vote your shares as soon as possible using one of the methods set forth in the Company's Proxy Statement, which include by telephone at 1 (800) 690-6903, online at www.proxyvote.com or, if you received a paper copy of the proxy materials including a proxy card, by signing and returning your proxy card. Please refer to the specific voting information that is contained in the Proxy Statement for additional details regarding voting your shares. Details regarding participating in and voting for the Annual Meeting, as well as the business to be conducted at the Annual Meeting are provided in the Proxy Statement. Your vote is important and you are encouraged to vote your shares as soon as possible, even if you plan to participate in and vote at the Annual Meeting.
By Order of the Board of Directors,
Lowry Barfield
Senior Vice President - Legal, General Counsel and Secretary
El Paso, Texas
April 22, 2016
YOUR VOTE IS IMPORTANT
PLEASE SUBMIT A PROXY TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS OF
WESTERN REFINING, INC.

June 17, 2016
__________________________

GENERAL INFORMATION

Introduction

The Board of Directors (the "Board") of Western Refining, Inc. (the "Company" or "WNR") is soliciting proxies to be voted at the 2016 Annual Meeting of Shareholders (the "Annual Meeting" or the "2016 Annual Meeting") of the Company which will be held virtually via live webcast at www.virtualshareholdermeeting.com/WNR2016 on June 17, 2016, at 8:30 a.m. MDT and at any adjournment(s) or postponement(s) of the Annual Meeting. The Company is mailing the Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record at the close of business on April 18, 2016, on or about April 22, 2016. You are invited to participate in the Annual Meeting and vote your shares in accordance with the instructions at www.virtualshareholdermeeting.com/WNR2016. On April 22, 2016, you will have the ability to access all of the Company's proxy materials and its 2015 Annual Report online at www.proxyvote.com. At the Annual Meeting, shareholders will be requested to:

1.	Elect seven directors to hold office until the 2017 Annual Meeting of Shareholders;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2016; and

3.	Consider any other matters or transact any other business that may properly come before the Annual Meeting, or any postponement(s) or adjournment(s) thereof.

How does the Board recommend that I vote?

The Board recommends a vote:

•	FOR Proposal 1 to elect seven directors to hold office until the 2017 Annual Meeting of Shareholders; and

•	FOR Proposal 2 to ratify Deloitte as the Company's independent auditor for 2016.

Who is entitled to vote at the Annual Meeting?

The Board has set April 18, 2016, as the record date for the Annual Meeting. If you were a shareholder at the close of business on April 18, 2016, you are entitled to vote at the Annual Meeting. As of the record date, 91,276,677 shares of the common stock of the Company were issued and eligible to vote at the Annual Meeting. As of the record date, there were 43 shareholders of record. Holders of the Company's common stock are entitled to one vote per share, exercisable by participating in and voting at the Annual Meeting or by proxy. There are a total of 91,276,677 votes entitled to be cast at the Annual Meeting. Shareholders do not have cumulative voting rights.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company's Bylaws, shares equal to at least a majority of its outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•	You have voted online in accordance with the instructions set forth in this Proxy Statement;

•	You have voted by telephone in accordance with the instructions set forth in this Proxy Statement;

•	You have properly submitted a proxy card by mail; or

•	You participate in and vote at the Annual Meeting.

Votes withheld from any nominee, abstentions, and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting. Broker non-votes are further discussed below.

How do I vote my shares?

If you were a shareholder of record at the close of business on April 18, 2016, you can vote your shares by any one of the following methods:

1.	Online at www.proxyvote.com; or

2.	By telephone at 1 (800) 690-6903; or

3.	In the event you received a paper copy of the proxy materials, by signing and returning your proxy card; or

4.	By participating in the Annual Meeting and voting online during the meeting.

Even if you currently plan to participate in the Annual Meeting, the Company recommends that you submit your proxy by one of the methods described in items (1) through (3) above so that your shares will be represented and your vote will be counted if you later decide not to participate in and vote at the Annual Meeting. If you hold your shares in street name, you may vote your shares at the Annual Meeting only if you obtained a legal proxy from your brokerage firm, bank, trustee or other nominee giving you the right to vote the shares at the Annual Meeting.

Can I change or revoke my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. If you are a shareholder of record, you can change your vote in any of the following ways:

•	Online at www.proxyvote.com or by telephone at 1 (800) 690-6903 in which case only your latest online or telephone proxy submitted prior to being voted at the Annual Meeting will be counted;

•	Delivering to the Company's Secretary a written revocation notice with a date later than the date of your proxy card;

•	Signing and delivering to the Company's Secretary a later-dated proxy card relating to the same shares; or

•
Participating in the Annual Meeting and voting your shares. Participating in the meeting via live webcast will not cause your previously granted proxy to be revoked unless you specifically so request or you vote your shares at the Annual Meeting.

•
For shares you hold beneficially in "street name," you may change your vote by submitting new voting instructions to your brokerage firm, bank, trustee or other nominee following the instruction it has provided, or if you have obtained a legal proxy from your brokerage firm, bank, trustee or other nominee giving you the right to vote your shares, by participating in the Annual Meeting via the Internet and voting.

How can I participate in the Annual Meeting?

The Annual Meeting will be held entirely virtually, as permitted by Delaware law and the Company's bylaws. There will be no physical location at which shareholders may attend the Annual Meeting, but shareholders may participate in and vote at the meeting electronically. Shareholders who participate in the virtual Annual Meeting will be deemed to be present and will be able to vote during the Annual Meeting at the time that the polls are open. Shareholders who wish to participate in the meeting should go to www.virtualshareholdermeeting.com/WNR2016, at least 10 minutes before the beginning of the meeting to register their participation and complete the verification procedures to confirm that they were shareholders of record (or a duly authorized proxy holder of a shareholder of record) as of the record date, April 18, 2016. Shareholders of record (or a duly authorized proxy holder of a shareholder of record) will need to provide your 16 digit control number, to verify their identity and gain access to the Annual Meeting.

Beneficial owners whose stock is held for them in "street name" by their brokerage firm, bank or other nominee may also participate in the Annual Meeting by going to www.virtualshareholdermeeting.com/WNR2016, at least 10 minutes before the beginning of the meeting to register their participation and complete the verification procedures to confirm their shares were held of record by their brokerage firm, bank or other nominee as of the record date, April 18, 2016. Beneficial owners will need to provide their 16 digit control number in order to verify their identity and gain access to the Annual Meeting.

Except as noted below, beneficial owners may not vote at the Annual Meeting, and may only cause their shares to be voted by providing voting instructions to their brokerage firm, bank or other nominee. Beneficial owners may only vote at the Annual Meeting if they have obtained a legal proxy from their brokerage firm, trust, bank or other nominee.

What if during the check-in time or during the Annual Meeting, I have technical difficulties or trouble accessing the live webcast?

If you encounter any difficulties accessing the live webcast during the check-in or meeting, please contact Broadridge Customer Service at 1 (855) 449-0991.

Why have I received the Notice? How do I request a paper copy of the proxy materials and 2015 Annual Report?

Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), the Company has elected to provide its proxy materials over the Internet. Accordingly, the Company has sent a Notice to its shareholders. All shareholders may access the proxy materials on the website referred to in the Notice: www.proxyvote.com. Shareholders may also request a paper copy of the proxy materials and 2015 Annual Report free of charge by sending an email containing the 16 digit control number included on the Notice to sendmaterial@proxyvote.com, by calling 1 (800) 579-1639, by requesting a paper copy online at www.proxyvote.com or by writing to: Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Instructions on how to access the proxy materials online or request a paper copy of the proxy materials may also be found in the Notice. In addition, shareholders may request paper copies of proxy materials or to receive proxy materials by email on an ongoing basis. The Company encourages shareholders to access the proxy materials online to help reduce the costs the Company incurs in printing and mailing paper copies of the proxy materials and 2015 Annual Report.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a trust, bank or other nominee, then the brokerage firm, trust, bank or other nominee is considered to be the shareholder of record with respect to those shares. You, however, are still considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct their brokerage firm, trust, bank or other nominee how to vote their shares. If you hold your shares in "street name," you may vote your shares at the Annual Meeting only if you have obtained a legal proxy from your brokerage firm, trust, bank or other nominee.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, bank or nominee, your shares will not be voted on any proposal on which your brokerage firm, bank or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the "NYSE"). In this situation, a "broker non-vote" occurs. Of the two Proposals included in this Proxy Statement, Proposal 1 is a "non-discretionary" item, and absent specific voting instructions from beneficial owners, NYSE member brokerage firms, banks or nominees may not vote on such Proposal. Proposal 2 is a "discretionary" item and, absent specific voting instructions from beneficial owners, NYSE member brokerage firms, banks or nominees may vote on this Proposal in their discretion.

What vote is required for the matters brought before the Annual Meeting to be approved?

Proposal 1 requires the affirmative vote of holders of a plurality of the common stock present or represented by proxy at the Annual Meeting and entitled to vote to elect each director nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. Proposal 2 requires the affirmative vote of the holders of a majority of the common stock present or represented by proxy at the meeting and entitled to vote thereon. Abstentions will have the effect of a negative vote on Proposal 2. Because brokers have discretionary authority to vote on Proposal 2, we do not expect there to be any broker non-votes on Proposal 2. Any broker non-votes that occur will not be taken into account in determining the outcome of Proposal 2.

How are votes counted?

Representatives of Broadridge will tabulate the votes at the Annual Meeting, and representatives of the Company will act as inspector of elections at the Annual Meeting.

What if I submit my proxy but I do not specify how I want my shares voted?

If you submit a proxy but do not specify how you want your shares to be voted, the proxy holder will vote your shares:

•	Proposal 1 - FOR each of the nominees for director; and

•	Proposal 2 - FOR the ratification of Deloitte as the Company's independent auditors for 2016.

If other matters requiring the vote of shareholders properly come before the Annual Meeting, it is the intention of the persons named on the proxy card to vote proxies held by them in accordance with their best judgment.

Who pays for the cost of proxy preparation and solicitation?

The Company will pay all costs of proxy preparation and solicitation. The Company may also distribute proxy materials through brokerage firms, custodians and other similar parties to the owners of the Company's stock, and will reimburse such parties for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to the Company's shareholders.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on June 17, 2016.

This Proxy Statement and other proxy materials, as well as the Company's 2015 Annual Report, are available at www.proxyvote.com. The Company encourages you to access and review all of the important information contained in the proxy materials before voting. If you want to receive an additional paper or email copy of the proxy materials and the Company's 2015 Annual Report, you must request one. There is no charge to you for requesting an additional copy. Please make your request for an additional copy by sending an email containing the 16 digit control number included on the Notice of Internet Availability of Proxy Materials you received to sendmaterial@proxyvote.com, by calling 1 (800) 579-1639, by requesting a paper copy online at www.proxyvote.com or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901 on or before June 3, 2016, to facilitate delivery before the Annual Meeting.

THE BOARD AND ITS COMMITTEES

Leadership Structure

During 2015, the Board consisted of six independent, non-employee directors (Ms. Barth and Messrs. Cornelius, Francis, Hassler, Hogan and Sanders) and three employee directors (Messrs. Foster, Stevens and Weaver). Ms. Barth retired from the Board in January 2016. Mr. Sanders has reached the mandatory retirement age and will not stand for election upon the expiration of his term in June 2016. Accordingly, only seven directors will stand for election at the 2016 Annual Meeting.

The Board is led by the Company's Executive Chairman and Chairman of the Board, Paul L. Foster. In January 2010, the Board separated the position of Chairman of the Board from the position of Chief Executive Officer by naming Mr. Foster as Executive Chairman of the Company and appointing Jeff A. Stevens as President and Chief Executive Officer. This action enables Mr. Stevens to focus his time and attention on leading the Company, and allows Mr. Foster to focus on leading the Board while still working with Mr. Stevens and other members of the Company's executive management to provide high-level strategy and guidance for the Company. Messrs. Foster and Stevens have an excellent working relationship and utilize their combined 60-years' plus of experience in petroleum refining and marketing to provide sound and effective stewardship of both the Company and its Board.

In accordance with the Company's Bylaws and Corporate Governance Guidelines, the Nominating and Corporate Governance Committee (the "Governance Committee") and the Board will continue to periodically evaluate the Company's leadership structure. The Board currently believes separation of the roles of Chief Executive Officer and Chairman of the Board is in the best interest of the Company and its shareholders. However, the Company's Bylaws permit those roles to be filled by the same or different individuals, which allows the Board flexibility to determine from time to time whether the two roles should be combined or separated based upon circumstances. While the Board recognizes that different structures may be appropriate for companies in different situations, the Board is confident that its current leadership structure is best for the Company and its shareholders at this time.

The Board

The Board meets throughout the year on a set schedule. The Board also holds special meetings and acts by unanimous written consent from time to time, as appropriate. The independent directors regularly meet in executive sessions and prior to her retirement, Carin M. Barth presided at these executive sessions and following her retirement, Brian Hogan presides at these executive sessions. The Board held eight meetings during fiscal year 2015. Each director is expected to attend each meeting of the Board, the committees on which he or she serves and each annual meeting of shareholders. In 2015, all directors attended at least 75% of the meetings of the Board and the committees on which such directors served. All directors attended the 2015 Annual Meeting of Shareholders.

Independent Directors

The Board has affirmatively determined that Messrs. Cornelius, Francis, Hassler, Hogan, and Sanders are each independent under the rules and regulations of the NYSE, the SEC and Company guidelines. In addition, during her tenure on the Board in 2015, the Board had affirmatively determined that Ms. Barth was independent under the rules and regulations of the NYSE, the SEC, and Company guidelines. The Board has also affirmatively determined that Messrs. Hogan, Cornelius and Hassler meet the requirements for outside directors under the rules and regulations of Section 162(m) of the Internal Revenue Code of 1986, as amended, and for non-employee directors under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). During her tenure on the Board in 2015, the Board also affirmatively determined that Ms. Barth met the requirements for outside directors and non-employee directors. In reaching these determinations, the Board affirmatively determined that the individuals it considers independent have no material relationship with the Company or management of the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship or has engaged in transactions with the Company or with management of the Company. The Board based this determination and its independence determinations on a review of all of the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations and family and other relationships.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each of these standing committees has a written charter that may be found on the Company's website at www.wnr.com. In addition, paper copies of the charters are available free of charge to all shareholders by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Each committee reviews the adequacy of its charter on an annual basis, in addition to evaluating its performance and reporting to the Board on such evaluation. All of the members of each of the Company's committees are independent as defined by the rules and regulations of the NYSE, the SEC, and Company guidelines. All of the members of the Compensation Committee are outside directors as defined by the rules and regulations of the IRS. The Governance Committee reviews regularly the membership on each of the Board's three standing committees.

Upon recommendation from the Governance Committee, the Board approved the following Board standing committee composition:

Director	Audit	Compensation	Governance
Sigmund L. Cornelius	C	X	—
Paul L. Foster	—	—	—
L. Frederick Francis	X	—	C
Robert J. Hassler	—	X	X
Brian J. Hogan	X	C	—
William D. Sanders	—	—	X
Jeff A. Stevens	—	—	—
Scott D. Weaver	—	—	—

C: Chairperson
X: Member

Audit Committee. The Audit Committee met eight times during fiscal year 2015, either in person or by telephone. Among other responsibilities, the Audit Committee:

•	Is directly responsible for the appointment, compensation, retention and oversight of the independent auditors;

•	Evaluates the qualifications, performance and independence of the independent auditors and pre-approves the services (audit and non-audit) provided by the independent auditors;

•
Discusses with management, internal auditors and independent auditors the Company's accounting principles and financial statement presentations and the critical accounting policies and practices of the Company;

•	Reviews with management, internal auditors and independent auditors the Company's annual and quarterly financial statements;

•	Evaluates the performance, responsibilities, budget and staffing of the Company's internal audit team;

•	Establishes procedures for and oversees handling complaints including, complaints regarding accounting, internal accounting controls and auditing matters;

•	Establishes procedures for the confidential, anonymous submission by both employees of the Company and non-employees of concerns regarding accounting or auditing matters;

•	Reviews and assesses the Company's policies and practices with respect to risk assessment and risk management; and

•
Prepares the Audit Committee report for the Company's annual proxy statement, including recommending to the Board whether the annual financial statements should be included in the Company's annual report.

In performing its functions and to promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the Company's internal auditors, the Company's Chief Financial Officer and other members of the Company's management. The Board has determined that each of Messrs. Cornelius, Francis and Hogan are each "financially literate" and Mr. Cornelius is an "audit committee financial expert," as those terms are defined in the rules and regulations of the SEC.

Compensation Committee. The Compensation Committee met six times in fiscal year 2015, either in person or by telephone. Among other responsibilities, the Compensation Committee:

•	Reviews and approves the Company's compensation and benefits policies generally, including any incentive compensation and equity-based plans that are subject to Board approval;

•	Reviews and approves all compensation for the CEO and each of the Company's executive officers;

•	Reviews and makes recommendations to the Board with respect to the compensation of non-employee directors;

•	Reviews periodically, in consultation with the Company's CEO, the Company's management succession planning including policies for CEO selection and succession;

•	Reviews and assesses risks arising from the Company's compensation policies and practices; and

•
Prepares the Compensation Committee report for the Company's annual proxy statement and reviews and discusses the Compensation Discussion and Analysis within the Company's annual proxy statement with management and recommends to the Board its inclusion in the Company's annual proxy statement.

Under its charter, the Compensation Committee may delegate its authority to subcommittees, the chair of the committee, or to one or more officers of the Company to make grants of equity awards to non-named executive officers and non-Section 16 officers under the Company's incentive or equity-based plans and only in accordance with the terms of such plans. The Compensation Committee is only permitted to delegate its authority when it deems such delegation to be appropriate and in the best interests of the Company.

Governance Committee. The Governance Committee met four times in fiscal year 2015, either in person or by telephone. Among other responsibilities, the Governance Committee:

•	Recommends criteria for the selection of candidates to the Board and identifies individuals qualified to become members of the Board consistent with such criteria;

•
Recommends to the Board the nominees to stand for election as directors at the next annual meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

•	Reviews and evaluates the size, composition, function and duties of the Board consistent with its needs;

•
Makes recommendations to the Board regarding the composition of the committees of the Board in light of current challenges and needs of the Board, the Company and each committee and considers the rotation of committee members and committee chairs;

•	Makes recommendations to the Board as to determinations of director independence including reviewing potential conflicts of interest involving directors;

•	Adopts and reviews policies and procedures regarding the consideration of candidates recommended by shareholders;

•	Develops and recommends to the Board Corporate Governance Guidelines, and various codes of business conduct and ethics and reviews and oversees compliance with such guidelines and codes; and

•	Leads the Board and its committees in their annual self-evaluation procedures.

Risk Oversight

The Board considers oversight of risk management to be a responsibility of the entire Board as well as its committees. The Board's role in risk oversight includes receiving regular reports from its committees and members of senior management on areas of material risk to the Company, including operational, compliance, financial, liquidity, credit, legal and regulatory, strategic, commercial, enterprise and reputational risks. The Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board and, as appropriate, its committees to understand and oversee risk identification, risk management and risk mitigation strategies. When a report is reviewed at the committee level, the chairman of that committee subsequently reports on the matter to the Board. This enables both the Board and its committees to coordinate the Board's risk oversight role.

The Audit Committee assists the Board in monitoring and assessing the Company's financial, commercial, liquidity, credit, regulatory, enterprise and other risks and in developing guidelines and policies to govern processes for managing these risks. The Audit Committee discusses the Company's policies with respect to risk assessment and risk management in general, as well as with respect to the specific risks the Audit Committee oversees. The Audit Committee also regularly discusses risk management in the context of compliance and internal controls. The Company has an Enterprise Risk and Compliance Committee (the "ERCC") which assists the Company in evaluating and maintaining compliance with significant applicable legal, ethical and regulatory requirements. The ERCC is chaired by the Company's Compliance Officer and consists of key management employees from across the Company and is responsible for helping the Company (1) identify principal compliance risks based on the Company's businesses, customers, geographic operations, distribution channels and other factors identified by the ERCC; (2) provide input and oversight on Company policies and procedures relating to compliance with relevant laws, regulations and ethical standards and discuss and recommend new or revisions to policies and procedures relating to compliance; (3) assist with the implementation and monitoring of an annual compliance operating plan; and (4) providing additional guidance to the Company on compliance related matters. The ERCC meets regularly and also regularly reports to the CEO and the Audit Committee on its meetings and activities. The Audit Committee regularly reports to the Board on its discussions and oversight relating to risk as well as its discussions and oversight relating to the ERCC.

The Governance Committee assists the Board in monitoring the Company's risks incident to its board and committee structures and governance structures and processes. The Governance Committee discusses risk management in the context of general governance matters, Board succession planning and committee service by directors, among other topics. The Governance Committee regularly reports to the Board on its discussions and oversight.

The Compensation Committee assists the Board in monitoring the risks associated with the Company's compensation policies and practices as well as executive officer succession planning. The Compensation Committee reviews the design and goals of the Company's compensation programs and practices in the context of possible risks to the Company's financial and reputational well-being as well as possible risks to the continuity of the Company's management. The Compensation Committee regularly reports to the Board on its discussions and oversight.

Diversity

While the Company does not have a specific policy regarding diversity of its Board members and nominees, over the years the Governance Committee has sought and nominated candidates with varying viewpoints, industry and professional experiences, ethnicity, age, race, backgrounds, education, skill sets and gender or other diversity criteria. Among other criteria, the Governance Committee seeks candidates who have business and/or professional knowledge and experience applicable to the Company's industry and businesses and the goals and interests of its shareholders; are well regarded in their communities with a long-term, good reputation for the highest ethical standards; possess common sense and good judgment; have a positive record of accomplishment in present and prior positions; offer diverse viewpoints; have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which they may serve; and have the time, energy, interest and willingness to become involved in the Company's business and future. The Governance Committee annually and periodically, as directors retire or resign from the Board, assesses whether the Board and its Committees possess the right diversity of skills and backgrounds for the current issues facing the Company. Annually, the Governance Committee will assess this in connection with the nomination of directors for re-election to the Board as well as during the annual Board and committee self-assessments.

Communications with the Board

The Board has established a process for interested parties to communicate with the Board including the Chairman and non-management directors. Any interested party wishing to communicate with the Board or the non-management directors as a group should send any communication to the Company's Secretary, Lowry Barfield, at the Company's corporate headquarters, located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Secretary will forward such communication to the Board or to any individual director or directors to whom the communication is directed, unless the Secretary determines that the communication does not relate to Company business or affairs or the functioning or constitution of the full Board or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Secretary and only in accordance with the Company's policies and procedures as well as all applicable law and regulations relating to the disclosure of information.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted a set of Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines may be found on the Company's website at www.wnr.com. In addition, paper copies of the Corporate Governance Guidelines are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The guidelines set out the Company's and the Board's thoughts on, among other things, the following:

•	The role of the Board and management;

•	The functions of the Board and its committees and the expectations the Company has for its directors;

•	The selection of directors, the Chairman of the Board and the Chief Executive Officer and the qualifications for directors to sit on the standing committees of the Board;

•	Independence requirements, election terms, retirement of directors, stock ownership requirements, management succession and executive sessions for non-management directors;

•	Compensation of directors; and

•	Evaluation of director performance.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees as well as a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. These codes are posted on the Company's website at www.wnr.com. In addition, paper copies of these codes are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Company will, within the time periods proscribed by the SEC and the NYSE, timely post on its website at www.wnr.com any amendments to these codes and any waiver applicable to any of the Company's Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer.

PROPOSAL 1:
ELECTION OF DIRECTORS

Nominees

The Company currently has eight directors. At the Company's 2014 Annual Meeting of Shareholders, the Company's shareholders approved an amendment to the Company's Certificate of Incorporation to declassify the Company's Board, such that directors will continue to serve the remainder of their current terms, but will become subject to re-election on an annual basis for a one-year term following the expiration of their current terms. Pursuant to the Company's Bylaws, vacancies and newly created directorships which may occur in between annual meetings may be filled by the Board and each director so appointed shall serve for a term which will expire at the next annual meeting of shareholders following such appointment. Notwithstanding the foregoing, in all cases, each director will hold office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

The Company's Corporate Governance Guidelines provide, among other things, that a director may serve on the Board until he or she reaches the age of 72; provided, however, that a person who reaches the age of 72 while a director may serve the remainder of his or her then-current term. Mr. Sanders has reached this age and, in accordance with the Company's Corporate Governance Guidelines, will serve the remainder of his current term which expires at this Annual Meeting.

In addition, Ms. Barth retired from the Board in January 2016. Accordingly, only seven directors will stand for election at the 2016 Annual Meeting, and, if elected, will serve for a one-year term expiring at the 2017 annual meeting of shareholders (the "2017 Annual Meeting"): Paul L. Foster, Sigmund L. Cornelius, L. Frederick Francis, Robert J. Hassler, Brian J. Hogan, Jeff Stevens, and Scott D. Weaver.

The Nomination Process

The Governance Committee has procedures for identifying and evaluating nominees to serve as directors. First, the Governance Committee determines the needs of the Board. Qualifications for consideration as a Board nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. At a minimum, however, candidates must satisfy the following criteria:

•	have business and/or professional knowledge and experience applicable to the Company's business and the goals and interests of its shareholders;

•	be well regarded in the community, with a long-term, good reputation for the highest ethical standards;

•	possess common sense and good judgment;

•	have a positive record of accomplishment in present and prior positions;

•	have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	have the time, energy, interest and willingness to become involved in the Company’s business and future.

The Governance Committee will consider nominees properly recommended by a shareholder who is entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must comply with the requirements set forth in the Company's bylaws, including that notice of your nomination must be timely submitted to the Company (as further described in "Proposals of Shareholders for the 2017 Annual Meeting" below) and provide the information required by the bylaws and any other information required by law or regulation. In accordance with the bylaws, such shareholder's notice for the 2017 Annual Meeting must set forth the following information as to each person whom the shareholder proposes to nominate for election or re-election as a director: (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder, and (B) such nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected. The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. In addition, you as the as the shareholder making the nomination (and the beneficial owner, if any, on whose behalf the nomination or proposal is made), must also provide the following information: (A) your name and address, as they appear on the Company’s books, and of such beneficial owner, (B) the number of shares of common stock of the Company owned beneficially and of record, (C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such shareholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, the nominee, (D) a description of any agreement, arrangement or understanding that has been entered into by, or on behalf of, such shareholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of common stock of the Company, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or such beneficial owner, with respect to securities of the Company, (E) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (F) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding common stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies or votes from shareholders in support of such proposal or nomination, and (G) any other information relating to such shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. This description of the notice and information requirements is not complete and additional information is provided in the Company's bylaws. Any nominations must be made in accordance with the Company's bylaws. The Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended by the Company's officers or directors or by a shareholder.

The Governance Committee recommended to the Board the nomination of Messrs. Foster, Cornelius, Francis, Hassler, Hogan, Stevens, and Weaver for director at the 2016 Annual Meeting. The Board, upon the recommendation of the Governance Committee, has nominated each of these candidates for election at the 2016 Annual Meeting to serve for a one-year term expiring at the 2017 Annual Meeting. Each of the nominees have consented to being named as nominees and have indicated their intention to serve if elected.

Unless otherwise instructed, the proxy holders will vote for the election of the following directors: Messrs. Foster, Cornelius, Francis, Hassler, Hogan, Stevens, and Weaver. If for any reason any of the nominees should become unable to serve as a director prior to the Annual Meeting, the proxy holders may vote for the election of a substitute nominee designated by the Board or the Board may reduce its size.

A brief description of each of the nominee's background and business experience is set forth below.

	Age
Nominee	(as of March 31, 2016)	Principal Occupation and Business Experience
Paul L. Foster, Chairman of the Board, Director and Executive Chairman	58
Paul L. Foster has served as Chairman of the Company's Board since September 2005. Mr. Foster served as the Company's Chief Executive Officer from September 2005 until January 2010, when he was appointed Executive Chairman of the Company. Mr. Foster also served as President from September 2005 to February 2009. Previously, Mr. Foster was the President and Chief Executive Officer of one of the Company's affiliates. Mr. Foster has served on the board of directors of the University of Texas System Board of Regents since 2007, and he is currently Chairman of such board. He also serves on the board of directors of WestStar Bank, an El Paso-based bank; as Chairman of the board of directors of Vomaris Innovations, Inc., a privately held medical device company; on the board of directors of the Federal Reserve Bank of Dallas - El Paso Branch; and on various other civic and professional organizations. Mr. Foster has spent virtually his entire career working in the refined product production and marketing industry. He is the original founder of the Company and has been involved in all aspects of the Company's operations since 2005 and in all aspects of its affiliates' operations since 1997. Mr. Foster sits on the board of directors of the Company's affiliated subsidiaries, WRGP, NTGP and NTE. Except as provided above, Mr. Foster has not served as a director of a public company or a registered investment company in the past five years. Mr. Foster's leadership and industry experience, including his considerable understanding of the production and marketing of refined products and his extensive history with and shareholdings in the Company are key attributes, among others, that make him well qualified to serve as a director of the Company. Mr. Foster also has extensive leadership and industry experience.

Sigmund L. Cornelius, Director	61
Sigmund L. Cornelius has served as a director of the Company since January 2012. He has over thirty years' experience in the oil and gas industry. In April 2014, Mr. Cornelius was appointed President and Chief Operating Officer of Freeport LNG, a privately held company involved in liquefied natural gas imports and exports. Prior to this, he worked in various positions with ConocoPhillips, an integrated oil and gas company, from 1980 to 2010. From October 2008 to December 2010, Mr. Cornelius served as Senior Vice President, Finance and Chief Financial Officer of ConocoPhillips. Prior to that, he served as Senior Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips since September 2007, having previously served as President, Exploration and Production - Lower 48 since 2006. He served as President, Global Gas of ConocoPhillips since 2004 and prior to that served as President, Lower 48 Latin America and Midstream since 2003. From 1980 to 2003, he served in a number of commercial, operational and administrative positions in the Midstream and Upstream businesses in both domestic and international locations. Mr. Cornelius currently serves on the boards of directors of Carbo Ceramics, Inc., a publicly traded company that manufactures ceramic proppant used in fracturing wells; Parallel Energy Trust, a publicly traded Canadian oil and gas income trust; and Columbia Pipeline Group, Inc., a publicly traded natural gas pipeline and underground storage holding company. Mr. Cornelius previously served as a director of NiSource Inc., a publicly traded energy holding company from July 2011 to July 2015, and USEC Inc., a publicly traded uranium enrichment company, from February 2011 to September 2014. Except as noted above, Mr. Cornelius has not served as a director of a publicly traded company or a registered investment company in the past five years. Mr. Cornelius' extensive experience in the oil and gas industry including service in various financial, commercial, operational and administrative positions over the past thirty years, as well as his board service on other public company boards, are key attributes, among others, that make him well qualified to serve as a director of the Company.

L. Frederick Francis, Director	59
L. Frederick Francis has served as a director of the Company since February 2006. He is Chairman and Chief Executive Officer of WestStar Bank, an El Paso-based bank, and Chairman of the board of directors of WestStar Bank Holding Company, Inc., the parent holding company of WestStar Bank. In addition, he serves on the board of directors of the Medical Center of the Americas Foundation, the Board of Regents of the Texas Tech University System, where he is past Chairman, the board of directors of Sierra Medical Center/Providence Memorial Hospital, where he is also a past Chairman, the board of directors and Chairman of Providence Transmountain Hospital and the board of directors of the Greater El Paso Chamber of Commerce Foundation. He also serves on the boards of many other civic and charitable organizations. In the past five years, Mr. Francis has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Francis' experience in running and working with financial institutions, his extensive background in working with financial matters and his experience on numerous boards of directors are key attributes that make him well qualified to serve as a director of the Company.

Robert J. Hassler, Director	64
Robert J. Hassler has served as a director of the Company since November 10, 2014. For 33 years, from 1975 to 2008, Mr. Hassler served in various senior management positions in refining and marketing, as well as exploration and production, with ConocoPhillips, an integrated oil and gas company. From 2006 to 2008, Mr. Hassler served as the President, European Refining and Marketing for ConocoPhillips. From April 2009 to August 2011, Mr. Hassler served as a director of SulphCo, Inc., a publicly traded start-up technology company in the oil and gas sector. Except as noted above, in the past five years, Mr. Hassler has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Hassler's extensive experience in the oil and gas industry including in the refining and marketing of refined products are key attributes that make him well qualified to serve as a director of the Company.

Brian J. Hogan, Director	54
Brian J. Hogan has served as a director of the Company since January 2006. Since 1986, he has served as an officer of, and since 1990, as President and Chief Executive Officer of, Hogan Truck Leasing, Inc., a full-service truck leasing and transportation company. Mr. Hogan also serves as lead director of AmeriQuest , Inc., a transportation and logistics resource company. In addition, he serves as a board member of Parkside Bank and Trust and the St. Louis Children's Hospital Foundation; as well as serving on the boards of directors of various transportation and leasing industry professional associations and charitable organizations. In the past five years, Mr. Hogan has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Hogan's experience with transportation and logistics matters, his experience in operating a truck leasing and transportation company and his experience with banking and finance are key attributes that make him well qualified to serve as a director of the Company.

Jeff A. Stevens, Director	52
Jeff A. Stevens has served as a director of the Company since September 2005, as the Company's President since February 2009 and as Chief Executive Officer since January 2010. Previously, Mr. Stevens served as Chief Operating Officer since April 2008, as Executive Vice President of the Company since September 2005 and as Executive Vice President of one of the Company's affiliates since 2000. In July 2013, Mr. Stevens was appointed the President and Chief Executive Officer of Western Refining Logistics GP, LLC, the general partner of Western Refining Logistics, LP, and in November 2013, Mr. Stevens was elected to the Board of Directors of Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP, and Northern Tier Energy LLC, a wholly-owned operating subsidiary of Northern Tier. Mr. Stevens also serves on the board of directors of Vomaris Innovations, Inc., a privately held medical device company. Mr. Stevens has spent his entire career working in the refined product production and marketing industry. He has been involved in all aspects of the Company's operations since 2005 and in all aspects of its affiliates' operations since 2000. Except as provided above, in the past five years, Mr. Stevens has not served as a director of a publicly traded company or a registered investment company. Mr. Stevens' extensive understanding of the production and marketing of refined products and his extensive history with the Company are key attributes, among others, that make him well qualified to serve as a director of the Company. Mr. Stevens also brings to the Board extensive experience in the energy industry, corporate strategy and business development.

Scott D. Weaver, Director	57
Scott D. Weaver has served as a director of the Company since September 2005. Mr. Weaver has served as one of the Company's executive officers since September 2005, and is currently the Company's Vice President, Assistant Treasurer and Assistant Secretary. From 2000 to August 2005, he served as Chief Financial Officer, Treasurer and Secretary of one of the Company's affiliates. Mr. Weaver also served as Chief Administrative Officer from September 2005 to December 2007 and as interim Treasurer from September 2009 to January 2010. From December 2013 to April 2014, Mr. Weaver served as Interim Vice President - Administration of NTGP and NTE (each defined below). Mr. Weaver currently serves on the boards of directors of Encore Wire Corporation, a publicly traded copper wire manufacturing company; WIG Holdings, Inc., a privately held insurance holding company; Wellington Insurance Company, a privately held insurance holding company; and Vomaris Innovations, Inc., a privately held medical device company. Mr. Weaver sits on the board of directors of the Company's affiliated subsidiaries, WRGP (defined below), NTGP and NTE. Except as noted above, Mr. Weaver has not served as a director of a public company or a registered investment company in the past five years. Mr. Weaver's extensive understanding of our business and operations as well as the production and marketing of crude oil and refined products, his experience as the Chief Financial Officer and director of other public entities, his experience in serving as the Chief Financial Officer, Treasurer and Secretary of one of the Company's affiliates, his extensive understanding of the business and operations of the Company and his knowledge of public company finance matters are key attributes among others that make him well qualified to serve as a director of the Company.

The affirmative vote of holders of a plurality of the common stock present or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

The Board unanimously recommends a vote “FOR” each of its nominees for director.

2015 DIRECTOR COMPENSATION

Non-Employee Director Compensation Process

The compensation the Company pays to its non-employee directors is designed to attract and retain nationally recognized, highly qualified directors to lead the Company, to meaningfully align the interests of those directors with the interests of shareholders and to be demonstrably fair to both the Company and its non-employee directors. In setting non-employee director compensation, the Compensation Committee and the Board consider these factors, as well as the significant amount of time that directors spend fulfilling their duties to the Company, the skill and experience required of the directors and other factors. Non-employee director compensation typically consists of both cash and equity components.

The Compensation Committee evaluates non-employee director compensation and makes its recommendations to the Company's full Board, which then sets the non-employee director compensation. In developing and making its recommendations to the Board, the Compensation Committee relies upon various sources of information and advice including the advice of independent consultants, comparative surveys, third party proprietary databases providing comparative information, the current economic conditions and industry environment in which the Company operates and the Compensation Committee members' common sense, experience and judgment. Generally, the Compensation Committee anticipates receiving a full report and recommendation provided by an independent compensation consultant every three years. To the extent the Compensation Committee perceives there are shifts in compensation trends or desires to make modifications to or to further evaluate non-employee director compensation, the

Compensation Committee may decide, in its discretion, to retain independent compensation consultants to provide full or partial reports and analyses more often.

Non-Employee Director Compensation for 2015

Consistent with the process described above, the Compensation Committee retained Pearl Meyer & Partners ("Pearl Meyer") as its independent compensation consultant in December 2014 to provide comprehensive analysis of the Company's director and named executive officer compensation and to provide comparative data and associated recommendations regarding peer groups. The Board utilized this data and analysis, in conjunction with other factors and objectives discussed above, in setting 2015 non-employee director compensation.

In March 2015, the Board elected to maintain the 2014 level of non-employee director compensation for 2015. As in previous years, each non-employee director was given the option to defer the settlement of some or all of his or her 2015 compensation pursuant to the terms of the Western Refining, Inc. Non-Employee Director Deferred Compensation Plan (the "Director Deferred Compensation Plan"). For 2015, each non-employee director received the following compensation:

•	An annual retainer of $75,000

•
A restricted stock unit ("RSU") award that vests after one year and has a market value at the time of grant equal to $150,000 (based on the closing market price of the Company's common stock on the date of grant)

•	For the Audit Committee chair, an additional cash retainer equal to $20,000

•	For each of the Compensation Committee and the Governance Committee chairs, an additional cash retainer equal to $15,000.

The 2015 RSU awards granted to non-employee directors included the right to accrue cash dividend equivalents which only vest and payout if and when the associated RSUs ultimately vest. Dividend equivalents that relate to the RSUs will be forfeited to the extent the RSUs are forfeited.

In 2015, none of the Company's directors were granted or held any options or stock appreciation rights and none of the directors participated in a Company pension plan.

The following table reflects all compensation granted to each non-employee director during 2015.

2015 NON-EMPLOYEE DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)(1)	($)(2)(3)	($)	($)
Carin M. Barth (4)	95,000	150,000	—	245,000
Sigmund L. Cornelius	75,000	150,000	—	225,000
L. Frederick Francis	90,000	150,000	—	240,000
Robert J. Hassler	75,000	150,000	—	225,000
Brian J. Hogan	90,000	150,000	—	240,000
William D. Sanders	75,000	150,000	—	225,000
_______________________________________

(1)	The amounts in this column reflect the annual cash fees paid for Board and committee service paid during the 2015 fiscal year for services provided during 2015.

(2)	On June 25, 2015, each of the non-employee directors received a grant of 3,424 RSUs, representing his or her annual RSU grant of $150,000, based on the closing stock price on the grant date.

(3)
The grant date fair value is computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("FASB ASC Topic 718"). The values for the RSU awards reflect the aggregate grant date fair values of the awards. Subject to vesting conditions in the award agreement, the RSUs are scheduled to vest in full on June 27, 2016.

(4)	Ms. Barth retired as a member of the Board on January 4, 2016.

Messrs. Foster, Stevens and Weaver, all of whom are executive officers of the Company, do not receive compensation for their service as directors of the Company. Mr. Stevens is a named executive officer and disclosure of his compensation is provided in the tables contained in "Executive Compensation and Other Information" below. All directors are reimbursed for all reasonable out-of-pocket expenses that they incur in attending meetings and serving on the Board.

NON-EMPLOYEE DIRECTORS' OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	(#)(1)	($)(2)
Carin M. Barth (3)	3,424	121,963
Sigmund L. Cornelius	3,424	121,963
L. Frederick Francis	3,424	121,963
Robert J. Hassler	3,424	121,963
Brian J. Hogan	3,424	121,963
William D. Sanders	3,424	121,963

(1)	Total number of shares or units of stock consists of grants of RSUs. Equity awards of RSUs granted to non-employee directors generally will vest in full twelve months after the grant date.

(2)
The market value of these unvested shares of restricted stock and RSUs was calculated by multiplying the number of shares or units by $35.62, the closing price of a share of our common stock on December 31, 2015, the last business day of the fiscal year.

(3)	Ms. Barth retired as a member of the Board on January 4, 2016.
Director Stock Ownership Requirements
The Company's Corporate Governance Guidelines include minimum stock ownership requirements for directors. Under these requirements, directors must own shares of common stock of the Company at a level equal to three times the director's annual cash retainer. These requirements must be met as of the later of August 26, 2015, or within five years from appointment or election for newly appointed or elected directors. The requirements may be satisfied with common stock that is owned directly or indirectly (e.g., by a spouse or a trust) by the director, shares that are time-vested restricted stock, RSUs or shares that are held in a retirement or deferred compensation account. Unexercised options and unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. As of the date of this Proxy Statement, all directors satisfy these minimum stock ownership requirements or are within the period permitted to meet these requirements.

Compensation for Service as Director of Western Refining Logistics GP, LLC
Messrs. Stevens, Foster and Weaver have served as directors of Western Refining Logistics GP, LLC ("WRGP"), the general partner of Western Refining Logistics, LP ("WNRL") since July 2013. Directors of WRGP receive compensation for their services as directors unless they are also executive officers or employees of WRGP. Mr. Stevens, who is an executive officer of WRGP, does not receive compensation for his service as a director of WRGP. Messrs. Foster and Weaver, who are not executive officers or employees of WRGP, receive compensation for their services as directors of WRGP, which for 2015 consisted of:

•	A cash retainer of $65,000 per year, paid quarterly in arrears;

•	An additional cash payment of $1,500 for each board of directors meeting attended; and

•
An annual grant under the WNRL 2013 Long-Term Incentive Plan ("WNRL LTIP") of phantom units with a fair market value equal to approximately $75,000 on the date of grant which generally vest at the end of the quarter in which the one-year anniversary of the date of grant occurs.

In August 2015, each of Messrs. Foster and Weaver received a grant of 3,104 WNRL phantom units, representing the annual phantom unit award grant of $75,000, based on the grant date value of $24.16 per common unit. As of

December 31, 2015, this annual phantom unit award was the only outstanding WNRL award for each of Messrs. Foster and Weaver. These phantom unit awards included dividend equivalents, which entitle Messrs. Foster and Weaver to receive cash at the time of vesting equal to the amount of any cash distributions made by WNRL during the period the dividend equivalent is outstanding. These dividend equivalents will be forfeited to the extent the award is forfeited. For 2015 Messrs. Foster and Weaver received $147,500 and $147,500, respectively, in total compensation for their service as non-employee directors of WRGP.

In February 2016, the board of directors of WRGP evaluated its non-employee director compensation for 2016, and elected to maintain the 2015 level of non-employee director compensation for 2016. The Company expects that to the extent Messrs. Foster and Weaver continue to serve as directors of WRGP, they will continue to be eligible to receive compensation in future years for service as directors on the WRGP board of directors. The form and amount of director compensation is established by WRGP not the Company's Board.

Compensation for Service as Directors of Northern Tier Energy GP LLC
Messrs. Foster, Stevens, Weaver and Barfield have served as directors of Northern Tier Energy GP LLC ("NTGP"), the general partner of Northern Tier Energy LP ("NTI") and Northern Tier Energy LLC ("NTE"), a wholly-owned operating subsidiary of NTI since November 2013. Directors of NTGP receive compensation for their services as directors unless they are also executive officers or employees of NTGP. Messrs. Foster, Stevens, Weaver and Barfield, who are not executive officers or employees of NTGP, receive compensation for their services as directors of NTGP, which for 2015 included:

•	A cash retainer of $70,000 per year, paid quarterly in arrears;

•
An annual grant under the Northern Tier Energy LP 2012 Long-Term Incentive Plan ("NTI LTIP") of phantom units with a fair market value equal to approximately $110,000 based on the closing price of one NTI common unit on January 2, 2015, which units vested in full on the third Wednesday of January 2016, or January 20, 2016; and

•	An additional cash retainer of $10,000 to Mr. Weaver, the chairman of the NTGP Governance Committee, payable quarterly in arrears.

On January 21, 2015, Messrs. Foster, Stevens, Weaver and Barfield each received a grant of 4,846 phantom units, representing the annual phantom unit award grant of $110,000, with the number of units determined based on the closing price of NTI's common units on January 2, 2015, of $22.70. from NTI, as compensation for their service as directors of NTGP, all of which vested on January 20, 2016. These phantom unit awards included dividend equivalents, which entitle Messrs. Foster, Stevens, Weaver and Barfield to receive cash at the time of vesting equal to the amount of any cash distributions made by NTI during the period the dividend equivalent is outstanding. These dividend equivalents will be forfeited to the extent the award is forfeited. In 2015, total compensation for service as a non-employee director of NTGP was $186,789 for each of Messrs. Foster, Stevens, and Barfield, and $196,789 for Mr. Weaver (calculated in accordance with FASB ASC Topic 718 by multiplying the volume of phantom units granted by the closing price of NTI's common units as of the grant date of January 21, 2015, or $20.30).

In February 2016, the board of directors of NTGP evaluated its non-employee director compensation for 2016, and elected to maintain the 2015 level of non-employee director compensation for 2016.

On December 21, 2015, the Company entered into a definitive merger agreement with NTI and, upon the terms and subject to the conditions set forth in the agreement, a wholly-owned subsidiary of the Company will merge with and into NTI, resulting in NTI becoming a wholly-owned subsidiary of the Company. Following the merger, NTI common units will cease to be publicly traded on the NYSE. The Company expects that to the extent that Messrs. Foster, Stevens, Weaver and Barfield continue to serve as directors of NTGP prior to the effective time of the merger, they will continue to be eligible to receive compensation for service as a director on the NTGP board of directors. Prior to the effective time of the merger, the form and amount of director compensation is established by NTGP not the Company's Board.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Identification of Executive Officers
The Company's executive officers are as follows (as of March 31, 2016):

Name	Age	Position
Paul L. Foster	58	Executive Chairman
Jeff A. Stevens	52	President and Chief Executive Officer
Mark J. Smith	56	President - Refining and Marketing
Gary R. Dalke	63	Chief Financial Officer
William R. Jewell	61	Chief Accounting Officer
Lowry Barfield	58	Senior Vice President - Legal, General Counsel and Secretary
Jeffrey S. Beyersdorfer	54	Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary
Scott D. Weaver	57	Vice President, Assistant Treasurer and Assistant Secretary

See “Other Directors” for the biographies of Messrs. Foster and Weaver and “Nominees” for the biography of Mr. Stevens.
Mark J. Smith has served as the Company's President - Refining and Marketing since February 2009 and in July 2013, was appointed the Executive Vice President of WRGP. Previously, Mr. Smith served as the Company's Executive Vice President - Refining since August 2006.
Gary R. Dalke has served as the Company's Chief Financial Officer since August 2005. From July 2013 to December 2014, Mr. Dalke served as the Chief Financial Officer of WRGP. In December 2014, Mr. Dalke was appointed Executive Vice President of WRGP and has served as the Executive Vice President and Interim Chief Financial Officer of WRGP since February 2015. Previously, from 2003 until August 2005, Mr. Dalke served as the Chief Accounting Officer of one of the Company's affiliates. From September 2005 to June 2007, Mr. Dalke also served as the Company's Treasurer.
William R. Jewell has served as the Company's Chief Accounting Officer since July 2007 and in July 2013, was appointed the Chief Accounting Officer of WRGP.
Lowry Barfield Lowry Barfield has served as the Company's Senior Vice President - Legal, General Counsel and Secretary since 2007. Previously, Mr. Barfield served as the Company's Vice President - Legal, General Counsel and Secretary from 2005 to 2007. In July 2013, he was appointed the Senior Vice President - Legal, General Counsel and Secretary of WRGP. In November 2013, Mr. Barfield was elected to the Board of Directors of NTGP and NTE.
Jeffrey S. Beyersdorfer has served as the Company's Senior Vice President - Treasurer and Assistant Secretary since January 2010. He also served as the Company's Director of Investor Relations from January 2010 to December 2014. In July 2013, he was appointed the Senior Vice President, Treasurer, Director of Investor Relations and Assistant Secretary of WRGP.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This "Compensation Discussion and Analysis" sets forth the objectives and principles underlying the Company's executive compensation program, as well as the specific compensation decisions made relating to named executive officer compensation for 2015, including the process used by the Compensation Committee in making those decisions and the most important factors relevant to those decisions. In accordance with SEC rules, named executive officers in this proxy statement are as follows:

•	Jeff A. Stevens, President and Chief Executive Officer;

•	Gary R. Dalke, Chief Financial Officer;

•	Mark J. Smith, President - Refining and Marketing;

•	Lowry Barfield, Senior Vice President - Legal, General Counsel and Secretary; and

•	Jeffrey S. Beyersdorfer, Senior Vice President - Treasurer and Assistant Secretary.

2015 Business Accomplishments

In 2015, the Company achieved many operational and other corporate goals. Compared with its performance peer group, which includes six other publicly-traded independent refiners (described below), the Company ranked third in Total Shareholder Return ("TSR") and first in Return on Capital Employed ("ROCE") (each as further described below) for the 36-month performance period beginning January 1, 2013, through December 31, 2015.

In particular, the Company's success was driven by numerous accomplishments led by the Company's named executive officer management team in 2015, including:

Financial Highlights

•	ROCE of approximately 20%;

•	Full-year earnings per diluted share of $4.28;

•	Increased Adjusted EBITDA by 5% to $1,298.1 million;

•	Increased regular dividends per share by 26% to $1.36;

•	Repurchased approximately $105 million in shares of the Company's common stock;

•	Increased cash distributions received from investments in WNRL and NTI by 38% to $181 million;

Operational and Strategic Highlights

•	Achieved a three-year average safety rate of 0.61 which is below the industry average of 0.83 for the three most recently available years;

•	Achieved total record throughput at the Company's El Paso and Gallup refineries of 161,807 bpd, a 4.4% increase from 2014;

•	Utilized WNRL operations to replace substantially all common stream West Texas Intermediate crude oil barrels in the El Paso refinery crude oil slate with lower cost, better yielding Permian/Delaware and San Juan basins crude oils;

•	Completed the TexNew Mex Pipeline reversal and extension, began operation of the pipeline and subsequently sold the pipeline and other related assets to WNRL;

•	Completed construction and began the operations of the Bobcat Pipeline, providing an alternative disposition for lighter Delaware basin crude oil;

•	Achieved record retail performance, including increasing fuel sales volumes by 15% and increasing merchandise sales by 17%;

•	Entered into a definitive merger agreement with NTI to acquire all of the outstanding NTI common units not held by the Company or its subsidiaries;

For 2015, the Company reported Adjusted EBITDA of $1,298.1 million, compared to $1,231.4 million for the previous year, and net income attributable to the Company of $406.8 million, or $4.28 per diluted share, compared to $559.9 million, or $5.61 per diluted share, for the previous year.

The significant efforts of the Company's named executive officers were instrumental in achieving these accomplishments.

Please see "Appendix A — Reconciliation of Adjusted EBITDA to Net Income" for a reconciliation of Adjusted EBITDA to net income for the years provided. Please see "Named Executive Officer Compensation for 2015 — Long-Term Performance Unit Awards" below for definitions of ROCE and TSR and "Named Executive Officer Compensation for 2015 — 2015 Annual Performance Bonuses" below for additional information regarding Adjusted EBITDA, which is not a Generally Accepted Accounting Principles in the United States ("GAAP") financial measure.

Say on Pay Results

The Company's shareholders last voted on the compensation of the Company's named executive officers at the Company's 2014 annual shareholders' meeting. At that meeting, the Company's shareholders approved, by a non-binding advisory vote of approximately 98% of the shares voted, the compensation paid to the Company's named executive officers for 2013. Similarly, at the 2011 Annual Meeting of Shareholders, the Company's shareholders approved, by a non-binding advisory vote of approximately 99% of the shares voted, the compensation paid to the Company's named executive officers for 2010. In establishing compensation for the named executive officers in 2015, the Compensation Committee observed the shareholders' previous approval of the Company's named executive officer compensation and did not make any changes in response. The process the Compensation Committee utilized in establishing named executive officer annual bonuses and long-term incentives for 2015 was similar to that in prior years. The Compensation Committee will continue to consider the outcome of future shareholder non-binding advisory votes on named executive officer compensation.

In accordance with our shareholders' approval in 2011, the Company anticipates holding non-binding advisory votes on named executive officer compensation every three years, with the next vote scheduled for the 2017 Annual Meeting of Shareholders. The Compensation Committee and the Board continue to believe that a triennial vote is the appropriate frequency because a significant portion of the Company's named executive officer compensation consists of long-term awards, including the three-year performance unit awards which are described below.

2015 Compensation Highlights

The compensation program for executive officers in 2015, sought to provide a combination of fixed and variable at-risk compensation, with an emphasis on variable at-risk compensation. In 2015, approximately 75% of the named executive officers' target compensation was variable at-risk compensation. With the successful achievements of the Company in 2015, the average percentage of actual variable at-risk compensation increased to 81% with 19% for fixed compensation. The Company believes this overall structure provides reliable compensation for executive officers but continues to promote the Company's focus on safety, operational, and corporate goals and to do so in a manner that enhances shareholder value but does not encourage unnecessary risks to achieve Company goals. As noted above, the Company had a good year in 2015 despite a volatile crude oil pricing environment and a challenging fourth quarter. The Compensation Committee recognized the efforts by each of the Company's named executive officers, including its Chief Executive Officer, in helping the Company achieve its safety, operational, and corporate goals through its annual bonus and long-term incentive awards.

At-A-Glance: 2015 Chief Executive Officer Compensation

In addition to reviewing target total direct compensation, the Compensation Committee also believes that it is important to review and assess "realized" compensation for the Chief Executive Officer. Target total direct compensation comprises all of the components of the Company's compensation program, including base salary, annual incentive, long-term performance unit award and time-based RSU award. Company realized compensation approximates Mr. Stevens' "take-home pay" and is comprised of his base salary, actual annual incentive cash payouts, long-term performance award payouts for the fiscal year and the value received from Company equity awards that vested and settled during the year.

Mr. Stevens’ realized compensation in 2015 is lower than what is reflected in the "2015 Summary Compensation Table." This is primarily because the Compensation Committee exercised its discretion to pay a portion of Mr. Stevens’ 2014 and all of his 2015 Annual Performance Plan bonus amounts through the issuance of RSUs. The 2014 RSUs vest ratably over a five-year period and the 2015 RSUs vest ratably over a three-year period. Mr. Stevens' 2015 realized compensation consisted of his 2015 base salary, RSUs that vested and settled in 2015 and the settlement of his 2013 PUA. In addition, Mr. Stevens received compensation from the Company's affiliates in 2015, which is required to be reported in the "2015 Summary Compensation Table." However, the form and amount of such affiliate compensation is established by the affiliates, not by the Compensation Committee.

Chief Executive Officer
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$5,307,908
$6,441,571
$3,866,105
Long-Term Incentives
Annual Incentive
Base Salary
2015 Target Total Direct Compensation
2015 Summary Compensation Table
2015 Realized Compensation

What Guides the Company's Executive Compensation Program

Compensation Philosophy and Objectives

The executive compensation program is designed to compensate the named executive officers in a way that meaningfully aligns their interests with the interests of shareholders. Key factors of the program are:

•	A substantial component of variable at-risk compensation driven by the Company's performance;

•	A mix of variable at-risk compensation that includes both short- and long-term components, including equity compensation that vests over multi-year periods;

•	No excessive perquisites;

•	No tax gross ups; and

•	The Chief Executive Officer is subject to minimum stock ownership requirements.

The Company believes this structure has and will continue to help the Company meet its compensation objectives of:

•	Producing long-term, positive results for the Company and its shareholders;

•	Linking compensation with the Company's short- and long-term performance results;

•	Attracting and retaining nationally recognized, highly qualified named executive officers to manage and lead the Company; and

•
Providing incentive compensation to reward earnings growth, reliability, safety and environmental performance as well as achievement and implementation of specific Company goals that advance the interests of the Company and its shareholders.

Principal Elements of Compensation

In light of these objectives, the named executive officers are typically compensated through a combination of base salary, variable at-risk annual performance bonus, and long-term incentives which include a variable at-risk three-year performance unit award and an annual time-based RSU award. The Company's named executive officers also participate in benefit plans generally available to the Company's other employees, including, but not limited to, participating in the Company match for 401(k) plan contributions and Company-paid life insurance premiums. It is the overall goal of the Compensation Committee to compensate the named executive officers in a manner that is demonstrably fair to both the Company and the named executive officer in light of the performance of the Company, the contribution of that named executive officer to that performance and the competition the Company faces to attract and retain highly qualified executives.

The Compensation Committee strives to ensure that the compensation paid to the named executive officers incorporates elements that are commonly recognized as best practices in the area of executive compensation. Generally, the Compensation Committee targets a total direct compensation pay mix for all of the named executive officers at 25% fixed compensation and 75% variable at-risk compensation, which is dependent upon the performance of the Company and various long- and short-term metrics. Historically, fixed compensation has consisted of base salary and variable at-risk compensation has consisted of a mix of annual bonuses, a long-term incentive award and an annual time-based RSU award.

In 2015, named executive officer compensation similarly consisted of a mix of fixed and variable at-risk compensation, which included both long- and short-term elements. Fixed compensation consisted of base salary and variable at-risk compensation consisted of a mix of annual performance bonuses under the 2015 Annual Performance Plan, and long-term incentive awards in the form of the 2015 performance unit award ("2015 PUA") and a time-based RSU award. In addition, named executive officers also received compensation consisting of benefits generally available to the Company's other employees.

In February 2016, the Compensation Committee exercised its discretion to settle named executive officers' 2015 Annual Performance Plan bonuses with an award of time-based RSUs granted in 2016 that vest ratably in 2017, 2018, and 2019. In accordance with the SEC's rules and regulations, these RSUs will be reported in the 2016 Summary Compensation Table. As a result, for 2015, fixed compensation consisted of base salary and variable long-term compensation consisted of (i) RSUs awarded in settlement of the 2015 Annual Performance Plan, (ii) 2015 PUAs (target amount) and (iii) time-based RSU awards. The Company's Chief Executive Officer direct fixed and variable at-risk compensation and the average direct fixed and variable at-risk compensation for the Company's other named executive officers for 2015, were as follows:

While the Compensation Committee generally intends that certain named executive officer compensation qualify as "performance-based compensation" within the meaning of Section 162(m), the Compensation Committee believes that it is in the Company's best interest that it retain its flexibility and discretion to make compensation awards, whether or not tax-deductible, in order to foster achievement of performance goals established by the Committee as well as other corporate goals important to the Company's success, such as encouraging employee retention and rewarding achievement.

The Decision Making Process

Role of the Compensation Committee. The Compensation Committee, which is comprised of independent and outside directors (as determined pursuant to the rules and regulations of the NYSE, the SEC, the IRS and the Company's guidelines), administers the compensation of the Company's named executive officers. In establishing named executive officer compensation, the Compensation Committee considers the success and performance of the Company, the contributions of the named executive officer to the Company's success and performance, and the desire to attract and retain highly qualified executives. In addition, the Compensation Committee considers the results of the advisory shareholder vote on named executive officer compensation, the input and advice of certain senior officers, advice and analysis from independent compensation consultants, the current economic conditions and industry environment in which the Company operates and the Compensation Committee members' common sense, experience and judgment.

Role of Certain Senior Officers. The Compensation Committee makes all compensation decisions related to our named executive officers. As requested by the Compensation Committee, the Company's Executive Chairman - Paul L. Foster, President and Chief Executive Officer - Jeff A. Stevens, and Vice President, Assistant Treasurer and Assistant Secretary - Scott D. Weaver, may from time to time, provide information and recommendations relating to the Company's other executive officers' (including named executive officers') compensation. Such information may include the executive officers' (including named executive officers') roles and responsibilities, the Company's performance generally and among its peer groups, the Company's peer groups, and such other information as may be requested by the Compensation Committee. As part of its process in establishing named executive officer compensation for 2015, the Compensation Committee met with Messrs. Foster and Stevens to discuss the compensation of all of the named executive officers except Mr. Stevens, and met separately with Messrs. Foster and Weaver to discuss Mr. Stevens' compensation. At these meetings, Mr. Stevens did not participate in the discussions regarding his compensation.

Role of Compensation Consultants. The Compensation Committee generally engages an independent outside compensation consultant every three years to provide comprehensive analysis, reports and recommendations as to named executive officer compensation. Generally, the Compensation Committee anticipates receiving a full analysis and report by an independent compensation consultant every three years, with interim annual updates. To the extent the Compensation Committee considers it necessary, it may decide, to retain independent compensation consultants to provide a full or partial analysis and report more often.

At the end of 2014, the Compensation Committee retained Pearl Meyer to provide a comprehensive analysis of the Company's director and named executive officer compensation and to provide comparative data and associated recommendations regarding peer groups. Pearl Meyer provided its analysis in January 2015, and the Compensation

Committee utilized this data and analysis, in conjunction with other sources described above, in establishing 2015 base salaries, the 2015 Annual Performance Bonus Plan for Executive Officers (the "2015 Annual Performance Plan"), the long-term 2015 PUAs, and the 2015 time-based RSU awards.

In connection with Pearl Meyer's consultation with the Compensation Committee regarding director and executive officer compensation described above (the "Services"), the Compensation Committee evaluated the independence of Pearl Meyer and concluded that Pearl Meyer is independent under the standards set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the SEC. In reaching its conclusion, the Compensation Committee noted the following:

•	Pearl Meyer performed no services for the Company other than the Services;

•	The ratio of the fees Pearl Meyer receives from the Company compared to Pearl Meyer's total revenue is less than 1%;

•	Pearl Meyer retains a "conflicts policy" to prevent any conflict of interests between Pearl Meyer and the Company that could impact Pearl Meyer's independence;

•	None of the Pearl Meyer staff performing the Services has any business or personal relationship with any Company executive or Compensation Committee member other than relating to the Services;

•	None of the Pearl Meyer personnel performing the Services individually owns any Company stock; and

•	Pearl Meyer has neither provided to nor received from the Company any gifts, benefits or donations other than its compensation for the Services.

In addition, Pearl Meyer interacts directly with the Compensation Committee, and only interacts with Company management at the request of or with the knowledge of the Compensation Committee and/or its chairman, Mr. Hogan.

Role of Market Data and Peer Groups. The general goal of the Compensation Committee is to set target total compensation for the named executive officers at the 50th percentile of the competitive market applicable to those executives. With the help of its independent outside compensation consultant, Pearl Meyer, this market data is derived from the executive pay practices and levels of the applicable compensation peer group supplemented with broad-based compensation survey data. This process provides a comprehensive view of the competitive market. The Compensation Committee believes that the use of survey data is an important element of its compensation evaluation, which can help supplement compensation peer group market data to align positions and/or supplement available market data. Compensation survey data includes companies from the broader energy, refining and processing industries that influence the competitive market for executive compensation levels. Further, survey data is drawn from companies that are comparable to the Company in terms of size and scale. The Compensation Committee uses this market data as comparative information and not as a formulaic approach to compensation levels.

Regarding peer groups, the Compensation Committee utilizes two different peer groups in connection with named executive officer compensation: a compensation peer group and a performance peer group.

•
The Compensation Peer Group, which is used to determine the amount and nature of compensation, consists of companies that are representative of those companies the Compensation Committee believes the Company competes with for executive talent. They include direct competitors, companies in highly regulated manufacturing and processing industries, some of which are not refiners, and companies that generally are subject to the same market conditions as the Company.

•
The Performance Peer Group, which is used to compare the Company's performance based on certain defined metrics, consists solely of publicly traded independent refiners that are subject to similar reporting requirements and safety regulations as the Company.

The Compensation Committee believes that utilizing two different peer groups to assess compensation and performance is appropriate based on the differing purposes for which such peer groups' comparative data is used and is available.

The Compensation Committee consulted with Pearl Meyer in selecting peer group companies in connection with Pearl Meyer's January 2015 report and analysis. The Compensation Committee considered the number of companies within such peer groups and the composition of the companies in such peer groups (including their total revenue and market capitalization among other items). The Compensation Committee utilized the below compensation and performance peer groups for establishing 2015 compensation, including the 2015 PUAs.

In connection with establishing executive officer compensation for fiscal 2015, the Compensation Committee retained Pearl Meyer to conduct an analysis of the Company's director and executive officer compensation and provide comparative data and associated recommendations regarding peer groups. Based on this, and with the assistance of Pearl Meyer, the Compensation Committee selected the compensation peer group (the "2015 Compensation Peer Group") of companies that the Company competes with for competitive talent as set forth in the table below. The Compensation Committee evaluated the Company's performance peer group and following this evaluation and discussion with Company management regarding the companies that the Company competes with operationally and with Pearl Meyer, the Compensation Committee maintained the below performance peer group ("2015 Performance Peer Group") listed below:

2015 Compensation Peer Group	2015 Performance Peer Group
Alon USA Energy, Inc.	Alon USA Energy, Inc.
Calumet Specialty Products Partners LP	CVR Energy Inc.
CVR Energy Inc.	Delek US Holdings, Inc.
Delek US Holdings, Inc.	HollyFrontier Corporation
HollyFrontier Corporation	Tesoro Corporation
Marathon Petroleum Corp.	Valero Energy Corporation
Northern Tier Energy LP
PBF Energy Inc.
Tesoro Corporation
Valero Energy Corporation

The 2015 Compensation and Performance Peer Groups consisted of the same companies as the 2014 Compensation Peer Group, except that it includes PBF Energy Inc. and removes NuStar Energy LP and Sunoco, Inc. As updated, the Compensation Committee maintained the mix of companies included in the 2015 Compensation Peer Group because the Compensation Committee considered these to be the current companies that the Company competes with for executive talent. The Compensation Committee maintained the same mix of companies in the 2015 Performance Peer Group as it continued to believe this represents the companies that the Company most directly competes with operationally. The Compensation Committee regularly assesses the entities with which the Company competes for executive talent and operationally. In addition, it will also consider the analysis, advice and recommendations of Pearl Meyer with respect to the compensation and performance peer groups.

The revenues of the companies comprising the 2015 Compensation Peer Group ranged from approximately $5.6 billion to $130.8 billion for the last fiscal year prior to their inclusion in the 2015 Compensation Peer Group (fiscal year 2014). The revenues of the companies comprising the 2015 Performance Peer Group ranged from $6.8 billion to $130.8 billion for the last fiscal year prior to their inclusion in the 2015 Performance Peer Group (fiscal year 2014). The Company's revenue in 2015 and 2014 was approximately $9.8 billion and $15.2 million, respectively.
In September 2015, the Compensation Committee retained Pearl Meyer to conduct an interim analysis of executive officer compensation in advance of setting compensation for 2016. At this time, the Compensation Committee determined to maintain the mix of both the compensation and performance peer groups as these continued to be representative of companies that the Company competes with for executive talent and operationally.
Named Executive Officer Compensation for 2015

2015 Base Salaries

Base salaries of the Company's named executive officers are designed to provide a level of assured cash compensation to the named executive officers based primarily upon the job responsibilities, individual experience, professional status and accomplishments of each named executive officer. The Compensation Committee increased 2015 named executive officer base salaries in February 2015, consistent with broad-based Company employee base salary increases and, for Mr. Stevens, to further align his base salary with the competitive market. Named executive officer base salary increases for 2015 were approximately 5% to 10% over 2014 base salaries.

In setting 2015 base salaries, the Compensation Committee considered 2014 compensation, each named executive officer's contributions to the Company, the Company's continued excellent performance during the prior fiscal year, as well as the other factors and considerations mentioned in this "Compensation Discussion and Analysis." In addition, for Mr. Stevens, the Compensation Committee considered that Mr. Stevens' base salary was below the 50th percentile of the competitive market and also desired to increase his base salary consistent with the competitive market. Following its evaluation, the Compensation Committee established the following base salaries for the Company's named executive officers:

Named Executive Officer	2014 Base Salary	2015 Base Salary
Jeff A. Stevens	$982,800	$1,081,000
Gary R. Dalke	$421,512	$442,588
Mark J. Smith	$537,264	$564,127
Lowry Barfield	$375,648	$394,430
Jeffrey S. Beyersdorfer	$292,656	$307,289

2015 Annual Performance Bonuses

In February 2015, the Compensation Committee adopted the 2015 Annual Performance Plan under and in accordance with the terms of the Amended and Restated 2010 Incentive Plan of Western Refining, Inc. (the "2010 LTIP"). Under the 2015 Annual Performance Plan, each of the named executive officers would be eligible for a discretionary annual performance bonus, as determined by the Compensation Committee, provided the Company's actual Adjusted EBITDA for the performance period (January 1, 2015 through December 31, 2015) equaled or exceeded the sum of cash interest expense, capital expenditures, scheduled principal payments, maintenance turnaround expense and cash taxes for the performance period, in each case, as reported in the Company's financial statements filed with the SEC on Form 10-K for the performance period (the "2015 Threshold Amount"). The 2015 Threshold Amount was $676.7 million.

If the Company exceeds the 2015 Threshold Amount, the Compensation Committee has the discretion to determine the actual amount of the bonus from zero up to 200% of each named executive officer's base salary as of the end of the performance period, based on its consideration of the Company's accomplishments during the year and the contributions by each named executive officer to the Company's financial, operational and strategic performance. Payments of bonus amounts under the 2015 Annual Performance Plan may be made in cash, stock, RSUs or a combination of these.

In February 2016, the Compensation Committee determined that the Company's actual Adjusted EBITDA was $1,298.1 million, which had exceeded the 2015 Threshold Amount of $676.7 million, by $621.4 million. Pursuant to the 2015 Annual Performance Plan, due to the Company's performance and accomplishments in 2015 (as described above under "2015 Business Accomplishments"), the Compensation Committee settled the 2015 Annual Performance Plan through awards of RSUs in an amount equal to 200% of the named executive officer's base salary as of December 31, 2015.

These RSUs will vest and settle in equal installments in 2017, 2018, and 2019, subject to the named executive officer's continued employment on the applicable vesting date. Such settlement may, at the Compensation Committee's election, be in cash or stock or a combination thereof. The RSUs accrue cash dividend equivalents, which only vest and payout if and when the associated RSUs ultimately vest. These terms are intended to further align the interests of named executive officers with those of shareholders. Both the RSUs and dividend equivalents are subject to the risk of forfeiture, and the RSUs are also subject to price volatility.

The RSUs awarded in settlement of the 2015 Annual Performance Plan were awarded in calendar year 2016, and in accordance with SEC rules and regulations, they do not appear in the "2015 Summary Compensation Table." Instead, as discussed below in Footnote 1 to the "2015 Summary Compensation Table," they will be reflected in the Company's 2016 Summary Compensation Table.

Please see "Appendix A — Reconciliation of Adjusted EBITDA to Net Income" for a reconciliation of Adjusted EBITDA to net income for the years provided.

Long-Term Performance Unit Awards

2015 Long-Term Performance Unit Awards

In February 2015, the Compensation Committee granted long-term, performance-based awards to each of the named executive officers in the form of the 2015 PUAs.

The target of the 2015 PUAs is equal to approximately 150% of the named executive officer's 2015 annual base salary as established by the Compensation Committee on the grant date of March 26, 2015. The performance period is a 36-month period beginning on January 1, 2015, and ending on December 31, 2017, with awards payable in 2018 promptly following the conclusion of the performance period and the Compensation Committee's certification of the level of performance achieved.

The Compensation Committee has the discretion to settle the 2015 PUAs in cash, common stock or a combination of both. Please see "Executive Compensation - Grants of Plan-Based Awards - 2015" for the minimum, target and maximum potential payouts for each named executive officer under the 2015 PUAs.

Certain terms of the 2015 PUAs are as follows:

i.
Absolute Threshold for the Performance Period. No payout of the awards will be made if the Company's actual Adjusted EBITDA for the performance period does not equal or exceed the sum of cash interest expense, capital expenditures, scheduled principal payments, turnaround expenses and cash taxes for the performance period, in each case as reported in the Company's financial statements filed with the SEC on Form 10-Q or 10-K and as provided in the applicable debt instrument (the "Absolute Threshold"). Assuming the Absolute Threshold is satisfied, the Compensation Committee will evaluate Company performance against the 2015 Performance Peer Group identified above, measured based on key industry metrics of TSR and ROCE, as described below, each weighted 50% against the 2015 Performance Peer Group, and will determine whether any portion of the award is paid. Each named executive officer may receive a payout between 0% and 200% of his 2015 annual base salary as of the grant date, subject to the safety adjustment described below. The Compensation Committee utilizes TSR and ROCE for the 2015 PUAs because it believes that each are important measures in evaluating the Company's performance.

ii.	Primary Performance Measures. Assuming the Absolute Threshold is achieved, the Compensation Committee will evaluate:

•
Company TSR Versus Performance Peer Group TSR. TSR is defined as the total return of a share of common stock to an investor (increase in share price plus dividends). TSR for the 2015 Performance Peer Group will be calculated over the full performance period and compared with the Company's TSR over the full performance period. Beginning share prices are based on the calendar month average closing stock price for the month immediately preceding commencement of the performance period and ending share prices are based on the calendar month average closing stock price for the final month of the performance period.

•
Company Average ROCE Versus Performance Peer Group Average ROCE. ROCE is computed as a percentage based on (a) earnings before interest and taxes, as adjusted for certain unusual and non-recurring gains or losses for the period being measured divided by (b) the sum of the total assets less current liabilities at the beginning and end of the period being measured divided by two. ROCE will be calculated for each fiscal year and averaged over the performance period.

iii.
Performance Levels and Multipliers. The Company's performance over the performance period under both the TSR and ROCE metrics will be compared to the 2015 Performance Peer Group during the same period to determine relative performance. The Company's performance will be ranked within the 2015 Performance Peer Group, resulting in the application of a single multiplier to the target award value under each performance measure. Should consolidation among peers in the 2015 Performance Peer Group occur or any such peer become delisted or otherwise no longer required to provide periodic reporting to the SEC, the ranking schedule would adjust to accommodate the reduced number of peers. The addition of new peers would also cause a shift in the ranking schedule. For example, in the table below the 2015 Performance Peer Group includes six peer companies. The target (1.00 multiplier) rank for this number of peers would be fourth out of seven companies in the group (including the Company). If consolidation, delisting or the termination of the obligations of a peer company to provide periodic reporting to the SEC reduces the number of peer companies to five, target would be at the third position, but the target multiplier would move to 1.10.

Performance Multipliers (for both Relative TSR and Relative ROCE)
Rank Against Peers	6 Peers Remaining	5 Peers Remaining
	(Initial Case)
1	2.00	2.00
2	1.67	1.60
3	1.33	1.10
4	1.00	0.85
5	0.65	—
6	—	—
7	—

iv.
Quantitative Safety Measure. If relative performance generates a potential award and the Company exceeds the Absolute Threshold for the performance period, then the final award payout value will be multiplied by a safety factor between 0.85 and 1.15, as set forth below, depending on the Company's Average Incidence Rate of Total Recordable Cases of Nonfatal Occupational Injuries and Illnesses for the North American Industry Classification System code for petroleum refineries (NAICS 32411) for the performance period (the "Company Safety Rate"), as compared to the Average Incidence Rate of Total Recordable Cases of Nonfatal Occupational Injuries and Illnesses for the North American Industry Classification System code for petroleum refineries (NAICS 32411) as published by the Bureau of Labor Statistics for the three most recently available annual periods (the "Average BLS Rate"). Including the impact of this safety adjustment, the range of potential payouts under the award is between 0% and 230% of the respective named executive officer's 2015 annual base salary as of the grant date.

Poor 0.85	Below Target 0.90	Target 1.00	Superior 1.10	Exemplary 1.15

•	The Poor factor will apply if the Company Safety Rate is higher than the Average BLS Rate by 15% or more.

•	The Below Target factor will apply if the Company Safety Rate is higher than the Average BLS Rate by 10% or more but less than 15%.

•	The Target factor will apply if the Company Safety Rate is equal to the Average BLS Rate or is less than 10% higher or lower than the Average BLS Rate.

•	The Superior factor will apply if the Company Safety Rate is lower than the Average BLS Rate by 10% or more but less than 15%.

•	The Exemplary factor will apply if the Company Safety Rate is lower than the Average BLS Rate by 15% or more.

2013 Performance Unit Awards (Settled after 2015 Year End)

In March 2016, the Compensation Committee settled the 2013 Performance Unit Awards (the "2013 PUAs"). The performance period under the 2013 PUAs was a 36-month period beginning on January 1, 2013, and ending on December 31, 2015. During this 2013 PUA performance period, the Company's TSR and ROCE were compared with the TSR and ROCE of the 2013 performance peer group (the "2013 Performance Peer Group"), and the Company Safety Rate was compared with the Average BLS Rate for the three most recently available annual periods of 2012 through 2014. The 2013 Performance Peer Group is identical to the 2015 Performance Peer Group. The Compensation Committee evaluated the Company's Adjusted EBITDA, TSR, ROCE and Company Safety Rate, as

well as the TSR and ROCE of the 2013 Performance Peer Group, in each case, for the 36-month performance period, and the Average BLS Rate for 2012 through 2014, which are the three most recently available annual periods for the Average BLS Rate, as follows:

•	The Company's actual Adjusted EBITDA of $3,284.4 million exceeded the Absolute Threshold of $2,234.7 million over the 36-month performance period;

•	The Company ranked third among the 2013 Performance Peer Group in TSR over the 36-month performance period;

•	The Company ranked first among the 2013 Performance Peer Group in ROCE over the 36-month performance period; and

•	The Company Safety Rate for the 36-month performance period was 0.61, compared to an Average BLS Rate of 0.83, meaning that the Company's safety rate was better than the Average BLS Rate.

After determining that the performance measures and all other terms of the 2013 PUAs had been satisfied and applying the adjustments set forth in the 2013 PUAs, the Compensation Committee settled each of these awards in cash equal to 191.475% of the target amount, which was the named executive officer's annual base salary on the grant date of the 2013 PUAs (March 26, 2013). As the performance period ended on December 31, 2015, these cash payments are being reported in the "2015 Summary Compensation Table" below as "Non-Equity Incentive Compensation," in accordance with the SEC's rules and regulations. The 2013 PUAs are described in detail in the Company's proxy statement filed with the SEC on April 22, 2013, and contain substantially the same terms as the 2015 PUAs described above.

2015 Time-Based RSUs

In February 2015, the Compensation Committee approved awards of time-based RSUs to the Company's named executive officers with an aggregate grant date fair value ranging from approximately 25% to 50% of the named executive officer's 2014 annual base salary. These time-based RSUs were awarded on March 26, 2015, and will vest and settle in equal installments in 2016, 2017, 2018, 2019 and 2020, subject to the named executive officer's continued employment on the applicable vesting date. Such settlement may, at the Compensation Committee's election, be in cash, stock or a combination thereof. The RSUs accrue cash dividend equivalents, which only vest and payout if and when the associated RSUs ultimately vest. These terms are intended to further align the interests of named executive officers with those of shareholders. Both the RSUs and dividend equivalents are subject to the risk of forfeiture, and the RSUs are also subject to price volatility.

2015 Other Compensation

For 2015, the Company's named executive officers also participated in or were eligible to participate in benefit plans generally available to the Company's other employees and officers, including, but not limited to, participating in the Company match for 401(k) plan contributions, Company-paid life insurance premiums and annual executive physicals. Named executive officers also received dividend equivalents on certain awards of RSUs which provide for dividend equivalents. For more information regarding other compensation, please see the "All Other Compensation" column of the "2015 Summary Compensation Table."

Looking Ahead to 2016 Named Executive Officer Compensation

When setting named executive officer compensation in February 2016, the Compensation Committee considered 2015 compensation and similarly targeted a total direct compensation pay mix for all of the named executive officers at 25% fixed compensation and 75% variable at-risk compensation, which is dependent upon the performance of the Company and various long- and short-term metrics. In February 2016, using processes, factors and objectives consistent with those set forth above and taking into the consideration the September 2015, interim analysis of Pearl Meyer, the Compensation Committee established named executive officer base salaries for 2016, the 2016 Annual Performance Plan, and 2016 long-term incentive awards which consisted of the 2016 Performance Unit Awards ("2016 PUAs") and 2016 time-based RSUs ("2016 RSUs"). The 2016 Annual Performance Plan, the 2016 PUAs and 2016 RSUs were each awarded under the 2010 LTIP. The 2016 Annual Performance Plan and the 2016 PUAs have terms similar to the 2015 Annual Performance Plan and the 2015 PUAs, respectively, described above.

Affiliate Compensation
Compensation for Service as an Executive Officer of Western Refining Logistics GP, LLC
Messrs. Stevens, Dalke, Smith, Barfield and Beyersdorfer were appointed as executive officers of WRGP, the general partner of WNRL. WNRL compensates executive officers for the services they perform for WNRL solely through awards of equity-based compensation granted pursuant to the WNRL LTIP. The WNRL LTIP is administered by the board of directors of WRGP. In March 2015, WRGP granted awards under the WNRL LTIP to Messrs. Stevens, Dalke, Smith, Barfield and Beyersdorfer in the form of time-based phantom units that vest ratably in 2016, 2017, 2018, 2019 and 2020. These phantom unit awards include distribution equivalents, which entitle Messrs. Stevens, Dalke, Smith, Barfield and Beyersdorfer to receive cash at the time of vesting equal to the amount of any cash distributions made by WNRL during the period the distribution equivalent is outstanding. These distribution equivalents will be forfeited to the extent the award is forfeited. These time-based phantom units are reported in the "2015 Summary Compensation Table" below as "Stock Awards" in accordance with the SEC's rules and regulations.

The Company expects that to the extent Messrs. Stevens, Smith, Dalke, Barfield and Beyersdorfer continue to serve as executive officers of WRGP, in future years, they will continue to be eligible to receive awards of equity-based compensation granted pursuant to the WNRL LTIP, as administered by WRGP for services performed as executive officers of WRGP. The form and amount of compensation is established by WRGP not the Compensation Committee or the Board.

Mr. Stevens also serves as a director of the board of directors of WRGP. However, officers or employees of WRGP who also serve as directors of WRGP do not receive additional compensation for such service.

Compensation for Service as Director of Northern Tier Energy GP LLC
Messrs. Stevens and Barfield are directors of NTGP, the general partner of NTI. Directors of NTGP receive compensation for their services as directors unless they are also executive officers or employees of NTGP. Messrs. Stevens and Barfield, who are not executive officers or employees of NTGP, receive compensation for their service as directors of NTGP. NTGP compensates directors for the services they perform for NTGP, which compensation for 2015 included an annual cash retainer for each director, an additional cash retainer for the chairmen of each of the NTGP board committees and an award of time-based phantom units under the NTI LTIP. In January 2015, Messrs. Stevens and Barfield each received an award of time-based phantom units under the NTI LTIP that vested in full on January 20, 2016, and each received distribution equivalents upon vesting. These time-based phantom units are reported in the “2015 Summary Compensation Table” below as “Stock Awards” in accordance with the SEC’s rules and regulations.

On December 21, 2015, the Company entered into a definitive merger agreement with NTI and, upon the terms and subject to the conditions set forth in the agreement, a wholly-owned subsidiary of the Company will merge with and into NTI, resulting in NTI becoming a wholly-owned subsidiary of the Company. Following the merger, NTI common units will cease to be publicly traded on the NYSE. The Company expects that to the extent that Messrs. Stevens and Barfield continue to serve as directors of NTGP prior to the effective time of the merger, they will continue to be eligible to receive compensation for service as a director on the NTGP board of directors. Prior to the effective time of the merger, the form and amount of director compensation is established by NTGP not the Company's Board.

Please see "2015 Director Compensation — Compensation for Services as a Director of Northern Tier Energy GP LLC" above for additional information regarding Messrs. Stevens' and Barfield's compensation for service as directors of NTGP.

Chief Executive Officer Stock Ownership Requirements

The Company's Corporate Governance Guidelines include minimum stock ownership requirements for the Company's Chief Executive Officer. Under these requirements, the Chief Executive Officer must own shares of common stock of the Company at a level equal to six times his annual base salary. These requirements must be met by the later of August 26, 2015, or within five years of appointment or promotion for newly appointed or promoted Chief Executive Officers. The requirements may be satisfied with common stock that is owned directly or indirectly (e.g., by a spouse or a trust) by the Chief Executive Officer, shares that are time-vested restricted stock, RSUs or shares that are held in a retirement or deferred compensation account. Unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. Mr. Stevens has satisfied these minimum stock ownership requirements at all times since their adoption.

Compensation Program Risk Assessment

The Compensation Committee has reviewed the Company's compensation policies and practices, including policies and practices relating to all employees as well as directors and named executive officers, and has concluded that such policies and practices do not present a material risk to the Company and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company's incentive compensation programs effectively balance risk and reward. In its risk assessment, the Compensation Committee considers its long-term incentive compensation, including the targets applied under the performance awards granted in 2015, the process used for establishing those targets, the vesting period applicable under awards issued pursuant to its shareholder-approved equity plans and other factors, each discussed more fully in this Proxy Statement. The Compensation Committee believes the mix between fixed and variable, annual and long-term and cash and equity compensation in the Company's compensation programs mitigates excessive risk taking, focuses on sustained growth and earnings and encourages actions and strategies that are in the Company's and its shareholders' best interests, in both the short-and long-term.
COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee of the Board on executive compensation shall not be deemed to be "soliciting material" or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing made by the Company with the SEC, except to the extent that the Company specifically incorporates it by reference into any filing.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Brian J. Hogan, Chairperson
Sigmund L. Cornelius
Robert J. Hassler

EXECUTIVE COMPENSATION
The following table sets forth information regarding compensation earned by the Company's named executive officers for services rendered in all capacities to the Company and its subsidiaries for 2015, 2014 and 2013. None of these named executive officers have been granted or hold any stock options or stock appreciation rights and none participate in a pension plan.

2015 SUMMARY COMPENSATION TABLE

		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeff A. Stevens	2015	1,101,804	—	3,437,256	1,792,206	110,305	6,441,571
President and Chief Executive Officer	2014	972,000	500,000	3,703,859	2,070,000	92,680	7,338,539
	2013	927,693	—	1,800,009	899,726	21,039	3,648,467
Gary R. Dalke	2015	455,152	—	938,478	768,657	23,180	2,185,467
Chief Financial Officer	2014	416,880	210,756	1,146,622	887,800	22,780	2,684,838
	2013	397,877	397,877	771,985	561,510	22,329	2,151,578
Mark J. Smith	2015	580,141	—	1,140,828	979,739	22,790	2,723,498
President - Refining & Marketing	2014	531,360	268,632	1,461,508	1,131,600	22,090	3,415,190
	2013	507,138	507,138	983,986	715,925	33,039	2,747,226
Lowry Barfield	2015	405,627	—	926,791	685,021	111,205	2,128,644
Senior Vice President - Legal,	2014	371,520	187,824	1,124,576	791,200	93,280	2,568,400
General Counsel and Secretary	2013	354,585	354,585	687,985	500,680	53,809	1,951,644
Jeffrey S. Beyersdorfer	2015	316,013	—	538,158	533,679	22,190	1,410,040
Senior Vice President - Treasurer	2014	289,440	146,328	796,086	616,400	21,490	1,869,744
and Assistant Secretary	2013	276,246	276,246	536,013	389,938	71,179	1,549,622
_______________________________________

(1)
In February 2016, for each of the named executive officers, the Compensation Committee settled the 2015 Annual Performance Plan awards in the form of RSUs equal to (but not more than) approximately 200% of the named executive officer's base salary as of December 31, 2015. Because these RSUs were awarded in 2016, in accordance with the SEC's rules and regulations, they do not appear in the "2015 Summary Compensation Table." Instead, they will be reflected in the Company's summary compensation table for compensation paid to named executive officers in 2016 that will appear in the Company's proxy statement in 2017. For additional information regarding the 2015 Annual Performance Plan awards, see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2015 — 2015 Annual Performance Bonuses."

(2)
For 2015, this column represents the aggregate grant date fair value for awards of time-vesting (i) RSUs granted by the Company to each named executive officer in 2015 in settlement of the 2014 Annual Performance Plan and for the 2015 award of time-based RSUs; (ii) phantom units granted by the Company's affiliate for each named executive officer's service as an executive officer of WRGP; and (iii) time-based phantom units granted by the Company's affiliate for Messrs. Stevens and Barfield, for service as directors of NTGP. For additional information about these grants, including related dividend equivalents and distributions, please see "2014 Annual Performance Plan Settled in 2015" below and the "Compensation Discussion and Analysis — Affiliate Compensation" above. These amounts, which do not correspond to the actual value that may be realized by the named executive officers, were calculated using the valuation assumptions discussed in the “Stock-Based Compensation” note to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. All amounts in this column are calculated in accordance with FASB ASC Topic 718 by multiplying the volume of units granted by the closing price of a share of the Company's common stock, WNRL's common units or NTI's common units, as applicable, as of the grant date.

(3)
For 2015, this column reflects the settlement of the 2013 PUAs granted to each named executive officer on March 26, 2013. The performance period under the 2013 PUAs was a 36-month period beginning on January 1, 2013, and ending on December 31, 2015. After certifying that the performance measures and all other terms of the 2013 PUAs had been satisfied, the Compensation Committee awarded each of the named executive officers a cash award equal to approximately 191.48% of each named executive officer's annual base salary in effect on March 26, 2013, the grant date of the award. Additional information about the 2013 PUAs is available in the Company's 2014 Proxy Statement filed with the SEC on April 23, 2014. For information regarding settlement of the 2013 PUAs, please see the "Compensation Discussion and Analysis — 2013 Performance Unit Awards (Settled after 2015 Year End)." The 2015 PUAs are not included in this column as the performance period will not be complete until December 31, 2017.

(4)
The Company's named executive officers are eligible to participate in benefit plans generally available to the Company's other employees and officers including, but not limited to, the Company's match of 401(k) plan contributions, Company-paid life insurance premiums and annual executive physicals. The Company paid cash dividends to shareholders in 2015. Certain of the named executive officer RSUs award agreements provide for dividend equivalents on unvested RSUs, however, such rights are settled if and when the RSUs vest and are not reflected in this column. The following table details the amounts included in the "All Other Compensation" column for the 2015 Summary Compensation Table:

		Company 401(k) Plan Contribution	Life Insurance	Health Savings Account Match	Other Fees	Total
Name	Year	($)	($)	($)	($) (a)	($)
Jeff A. Stevens	2015	21,200	690	—	88,415	110,305
Gary R. Dalke	2015	21,200	1,980	—	—	23,180
Mark J. Smith	2015	21,200	1,290	300	—	22,790
Lowry Barfield	2015	21,200	1,290	300	88,415	111,205
Jeffrey S. Beyersdorfer	2015	21,200	690	300	—	22,190

(a)
Messrs. Stevens and Barfield serve as directors of NTGP. In 2015, as compensation for their services as directors, each received cash compensation of $70,000. They both received quarterly cash distributions in 2015 on unvested phantom units totaling $18,415.

2014 Annual Performance Plan Settled in 2015

The "Stock Awards" column of the "2015 Summary Compensation Table" above consists of time-based RSUs that were granted by the Compensation Committee to each of the named executive officers in settlement of the 2014 Annual Performance Plan. In February 2015, the Compensation Committee evaluated the performance metrics set forth in the 2014 Annual Performance Plan and determined that the Company had exceeded the applicable performance goals and had satisfied all other terms of the 2014 Annual Performance Plan. As further described in the Company's proxy statement filed on April 22, 2015, based on the Company's performance in 2014, the Compensation Committee settled the 2014 Annual Performance Plan with a bonus equal to 200% of each named executive officer's base salary earned in 2014, which was paid in a mixture of cash and RSUs of approximately 50% cash and 150% RSUs. The cash amounts paid to settle the 2014 Annual Performance Plan were previously reflected in the Company's "2014 Summary Compensation Table," filed with the SEC on April 22, 2015.

The RSUs granted to the named executive officers will vest and settle in equal installments in 2016, 2017, 2018, 2019 and 2020, subject to the named executive officer's continued employment on the applicable vesting date. Such settlement may, at the Compensation Committee's election, be in cash or stock or a combination thereof. The RSUs accrue cash dividend equivalents which only vest and payout if and when the associated RSUs ultimately vest. Both the RSUs and dividend equivalents are subject to the risk of forfeiture, and the RSUs are also subject to price volatility.

GRANTS OF PLAN-BASED AWARDS — FISCAL 2015

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards:	Grant Date Fair Value of
	Issuer	Grant	Threshold	Target	Maximum	Number of Shares of Stock or Units	Stock and Option Awards
Name		Date	($)(2)	($)	($)	(#)(3)	($)(4)
Jeff A. Stevens	WNR	3/26/2015	447,939	1,621,500	3,729,450
	WNR	3/26/2015				60,245	2,948,390
	NTI	1/21/2015				4,846	98,374
	WNRL	3/26/2015				13,246	390,492
Gary R. Dalke	WNR	3/26/2015	183,397	663,882	1,526,929
	WNR	3/26/2015				17,225	842,992
	WNRL	3/26/2015				3,239	95,486
Mark J. Smith	WNR	3/26/2015	233,760	846,191	1,946,239
	WNR	3/26/2015				21,956	1,074,527
	WNRL	3/26/2015				2,249	66,301
Lowry Barfield	WNR	3/26/2015	163,442	591,645	1,360,784
	WNR	3/26/2015				15,352	751,327
	NTI	1/21/2015				4,846	98,374
	WNRL	3/26/2015				2,615	77,090
Jeffrey S. Beyersdorfer	WNR	3/26/2015	127,333	460,934	1,060,148
	WNR	3/26/2015				10,465	512,157
	WNRL	3/26/2015				882	26,001
_______________________________________

(1)
On March 26, 2015, the Compensation Committee awarded 2015 PUAs to each of the named executive officers under the 2010 LTIP. The performance period for the 2015 PUAs is a 36-month period beginning on January 1, 2015, and ending on December 31, 2017, with awards payable in 2018. For more information and a full description of the 2015 PUAs, please see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2015 — 2015 Long-Term Performance Unit Awards."

(2)
This threshold represents the minimum payout under the awards assuming the Company has satisfied the Absolute Threshold and is not the lowest ranked company in the 2015 Performance Peer Group in both TSR and ROCE. For more information and a full description of the 2015 PUAs, please see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2015 — 2015 Long-Term Performance Unit Awards."

(3)
This column reflects the number of RSUs and phantom units awarded to each named executive officer by the Company, WNRL and NTI. The Company awarded RSUs in settlement of the 2014 Annual Performance Plan. For additional information regarding these RSUs, please see "2014 Annual Performance Plan Settled in 2015" above. For additional information regarding the WNRL and NTI grants, please see "Compensation Discussion and Analysis — Affiliate Compensation" above.

(4)
This column represents the aggregate grant date fair value of the RSUs and phantom units awarded by the Company, WNRL and NTI. This amount is computed in accordance with FASB ASC Topic 718 and is calculated by multiplying the respective volumes of RSUs and phantom units granted by the Company, WNRL and NTI, respectively, by the closing price of a common share or unit of the respective entity's common stock or common units as of the grant date. The closing price of the Company's common stock on March 26, 2015, was $48.94. The closing prices of WNRL and NTI common units on March 26, 2015, and January 21, 2015, were $29.48 and $20.30, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR END

		Stock Awards
	Issuer	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name		(#)(1)	($)(2)	($)	($)
Jeff A. Stevens	WNR	194,853	$6,940,664	$—	$—
	WNRL	63,847	1,566,167	—	—
	NTI	4,846	125,318	—	—
	Total		$8,632,149	$—	$—

Gary R. Dalke	WNR	38,693	$1,378,245	$—	$—
	WNRL	24,941	611,803	—	—
	Total		$1,990,048	$—	$—

Mark J. Smith	WNR	62,716	$2,233,944	$—	$—
	WNRL	29,911	733,717	—	—
	Total		$2,967,661	$—	$—

Lowry Barfield	WNR	34,483	$1,228,284	$—	$—
	WNRL	21,955	538,556	—	—
	NTI	4,846	125,318	—	—
	Total		$1,892,158	$—	$—

Jeffrey S. Beyersdorfer	WNR	25,371	$903,715	$—	$—
	WNRL	15,950	391,254	—	—
	Total		$1,294,969	$—	$—
_______________________________________

(1)
Amounts in this column represent WNR time-based equity awards of RSUs, WNRL phantom units, and NTI phantom units that were outstanding as of December 31, 2015. The following table presents by grant date and issuer the vesting schedule of outstanding awards of RSUs and phantom units awarded by WNR, WNRL and NTI, as applicable, as of December 31, 2015, the last business day of the fiscal year:

		Grant Awards (a)
	Issuer	Grant	Shares or Units	Remaining Annual Vestings
Name		Date	Granted	2016	2017	2018	2019	2020
Jeff A. Stevens	WNR	3/26/2013	51,665	10,333	10,333	10,333
	WNR	3/26/2014	47,647	9,530	9,529	9,529	9,529
	WNR	3/26/2015	30,298	6,060	6,060	6,060	6,059	6,059
	WNR	3/26/2015	29,947	5,990	5,990	5,989	5,989	5,989
	NTI	1/21/2015	4,846	4,846
	WNRL	1/31/2014	63,252	12,651	12,650	12,650	12,650
	WNRL	3/26/2015	13,246	2,650	2,649	2,649	2,649	2,649
Gary R. Dalke	WNR	3/26/2013	22,158	4,432	4,431	4,431
	WNR	3/26/2014	10,218	2,044	2,044	2,043	2,043
	WNR	3/26/2015	4,306	862	861	861	861	861
	WNR	3/26/2015	12,919	2,584	2,584	2,584	2,584	2,583
	WNRL	1/31/2014	27,128	5,426	5,426	5,425	5,425
	WNRL	3/26/2015	3,239	648	648	648	648	647
Mark J. Smith	WNR	3/26/2013	28,243	5,649	5,648	5,648
	WNR	3/26/2014	13,024	2,605	2,605	2,605	2,604
	WNR	3/26/2015	5,489	1,098	1,098	1,098	1,098	1,097
	WNR	3/26/2015	16,467	3,294	3,294	3,293	3,293	3,293
	WNRL	1/31/2014	34,578	6,916	6,916	6,915	6,915
	WNRL	3/26/2015	2,249	450	450	450	450	449
Lowry Barfield	WNR	3/26/2013	19,747	3,949	3,949	3,949
	WNR	3/26/2014	9,106	1,821	1,821	1,821	1,821
	WNR	3/26/2015	3,838	768	768	768	767	767
	WNR	3/26/2015	11,514	2,303	2,303	2,303	2,303	2,302
	NTI	1/21/2015	4,846	4,846
	WNRL	1/31/2014	24,176	4,835	4,835	4,835	4,835
	WNRL	3/26/2015	2,615	523	523	523	523	523
Jeffrey S. Beyersdorfer	WNR	3/26/2013	15,385	3,077	3,077	3,077	3,077
	WNR	3/26/2014	7,094	1,419	1,419	1,419	1,419	1,418
	WNR	3/26/2015	1,495	299	299	299	299	299
	WNR	3/26/2015	8,970	1,794	1,794	1,794	1,794	1,794
	WNRL	1/31/2014	18,835	3,767	3,767	3,767	3,767
	WNRL	3/26/2015	882	177	177	176	176	176
_______________________________________

(a)
These columns represent time-based awards of RSUs and phantom units granted by WNR, WNRL and NTI, as applicable, on the date noted, that remained subject to vesting requirements as of December 31, 2015. The time-based awards of WNR RSUs and WNRL phantom units granted on March 26, 2013, January 31, 2014, March 26, 2014, and March 26, 2015, vest ratably over five years on the fourth business day prior to the end of the Company's first fiscal quarter each year after the year in which the grant date occurs. Time-based awards of phantom units granted by NTI to Messrs. Stevens and Barfield vested in full on January 20, 2016.

(2)
The market value of the unvested RSUs and phantom units were calculated by multiplying the number of unvested units by $35.62, $24.53 and $25.86, the closing price of a share or unit of WNR, WNRL and NTI common shares or units, respectively, on December 31, 2015, the last business day of the fiscal year.

OPTION EXERCISES AND STOCK VESTING — FISCAL 2015
None of the Company, WNRL or NTI has issued options. The table below provides information as to awards of Company RSUs and WNRL and NTI phantom units that vested in 2015.

		Stock Awards
	Issuer	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name		(#)	($)(1)
Jeff A. Stevens (2)	WNR	19,863	972,095
	NTI	4,129	91,457
	WNRL	12,651	372,951
	Total		1,436,503
Gary R. Dalke	WNR	14,809	698,670
	WNRL	5,426	159,958
	Total		858,628
Mark J. Smith (3)	WNR	17,893	845,513
	WNRL	6,916	203,884
	Total		1,049,397
Lowry Barfield	WNR	13,105	618,406
	NTI	4,129	91,457
	WNRL	4,836	142,565
	Total		852,428
Jeffrey S. Beyersdorfer	WNR	13,572	635,806
	WNRL	3,767	111,051
	Total		746,857
_______________________________________

(1)
The value realized on vesting was calculated by multiplying the number of WNR time-based equity awards of RSUs, WNRL phantom units and NTI phantom units that vested by the closing price on the vesting date of the Company's common stock, WNRL's common units and NTI's common units, respectively.

(2)
On May 15, 2015, one-third of Mr. Stevens' February 17, 2012, RSU award vested; however, 13,000 shares of common stock associated with this RSU vesting did not settle in common stock and were not delivered to Mr. Stevens due to a provision in the February 17, 2012, RSU award agreement which provides that no RSU that has become non-forfeitable will be settled at such time if the receipt of such payment would constitute compensation to the participant that is reasonably expected by the Company to not be fully tax-deductible by virtue of the limitation on tax-deductibility imposed by Section 162(m). In such a situation, any RSUs that are reasonably expected to result in non-deductible compensation will not be settled on such date, but will remain outstanding until the next subsequent vesting date (or later date, if applicable) on which the Company reasonably expects the payment of such RSUs to be fully tax-deductible. The value that would have been realized on vesting of these non-delivered RSUs if they had been settled is $595,530.

The non-delivered RSUs are not included in the table above. For additional information about these non-delivered RSUs, see the "Non-Qualified Deferred Compensation — Fiscal 2015" table below.

(3)
On May 15, 2015, one-third of Mr. Smith's February 17, 2012, RSU award vested; however, 694 shares of common stock associated with this RSU vesting did not settle in common stock and were not delivered to Mr. Smith due to a provision in the February 17, 2012, RSU award agreement similar to that described above for Mr. Stevens. The value that would have been realized on vesting of these non-delivered RSUs if they had been settled is $31,792.

The non-delivered RSUs are not included in the table above. For additional information, see the "Non-Qualified Deferred Compensation — Fiscal 2015" table below.

PENSION BENEFITS
None of the named executive officers is covered by a pension plan.

NON-QUALIFIED DEFERRED COMPENSATION — FISCAL 2015

	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year-End
Name	($)	($)	($)	($)	($)
Jeff A. Stevens (1)	595,530	—	(132,470)	—	463,060
Gary R. Dalke	—	—	—	—	—
Mark J. Smith (2)	31,792	—	(7,072)	—	24,720
Lowry Barfield	—	—	—	—	—
Jeffrey S. Beyersdorfer	—	—	—	—	—
_______________________________________

(1)
The amount in the "Executive Contributions in Last Fiscal Year" column represents the value of 13,000 shares of the Company's common stock, based on the closing share price on May 15, 2015, that were not delivered to Mr. Stevens in connection with the vesting of one-third of his February 17, 2012, RSU awards. The partial share delivery was due to a limitation on deductibility under Section 162(m) contained in the award agreement underlying these RSUs. For additional information, please see the "Option Exercises and Stock Vesting — Fiscal 2015" table above.

The amount in the "Aggregate Earnings in Last Fiscal Year" column reflects the change in fair value of Mr. Stevens' undelivered shares between May 15, 2015, and December 31, 2015, based on the closing stock prices of the Company's common stock as of each such date ($45.81 and $35.62, respectively).

The amount in the "Aggregate Balance at Last Fiscal Year-End" column reflects the aggregate fair value of Mr. Stevens' undelivered shares as of December 31, 2015, based on the closing stock price of the Company's common stock as of such date ($35.62).

(2)
The amount in the "Executive Contributions in Last Fiscal Year" column represents the value of 694 shares of the Company's common stock, based on the closing share price on May 15, 2015, which were not delivered to Mr. Smith in connection with the vesting of one-third of his February 17, 2012, RSU awards. The partial share delivery was due to a limitation on deductibility under Section 162(m) contained in the award agreement underlying these RSUs. For additional information, please see the "Option Exercises and Stock Vesting — Fiscal 2015" table above.

The amount in the "Aggregate Earnings in Last Fiscal Year" column reflects the change in fair value of Mr. Smith's undelivered shares between May 15, 2015, and December 31, 2015, based on the closing stock prices of the Company's common stock as of each such date ($45.81 and $35.62, respectively).

The amount in the "Aggregate Balance at Last Fiscal Year-End" column reflects the aggregate fair value of Mr. Smith's undelivered shares as of December 31, 2015, based on the closing stock price of the Company's common stock as of such date ($35.62).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

All of the current named executive officers have employment agreements with the Company. These employment agreements do not provide for any gross-up to cover any applicable excise or income tax that may be incurred due to a severance payment, nor do they provide for severance payments upon death or disability. These employment agreements have an initial three-year term and are automatically extended for successive one-year terms unless either party gives written notice to the other party at least 180 days prior to the initial expiration date or any subsequent anniversary of the initial expiration date that such party desires not to renew the employment agreement. The named executive officers are subject to non-competition requirements under the terms of the employment agreements for a period of two years following the date of termination and are also subject to confidentiality obligations. The award agreements also include termination-related provisions described below. The Compensation Committee has determined that Company termination payments are consistent with the Company's compensation goals and objectives as well as the practices of the Company's 2015 Compensation Peer Group. Further, the Compensation Committee believes that the Company's agreements enhance its ability to attract and retain named executive officers who are nationally recognized for their expertise, talent and accomplishments in their specific areas of responsibility at the Company. The descriptions of the named executive officer employment and award agreements do not purport to be a complete statement of the parties' rights and obligations thereunder and are qualified in their entirety by reference to such agreements, as amended, which are filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2015. With respect to termination payments in the WNRL phantom unit award agreements and the NTI phantom unit award agreements, these provisions are established by WNRL and NTI, not the Compensation Committee.

Involuntary Termination Without Cause Outside a Change of Control Period. If a named executive officer's employment or service as an officer or a director is involuntarily terminated without cause (as defined in the relevant employment agreements and amendments thereto), and such termination takes place outside a change of control period (as defined in the relevant employment agreements, including amendments thereto, and applicable award agreement), the named executive officer will be entitled to the following:

1.
Severance. The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary in effect on the date of his involuntary termination.

2.
Performance Awards. If an involuntary termination without cause takes place following the end of a performance period of any performance award, the named executive officer will be entitled to payment under such performance award, that is deemed to have been earned prior to termination. If an involuntary termination without cause takes place during a performance period of any performance award, any payout is solely in the discretion of the Compensation Committee and would be subject to performance achievement.

3.
Benefits. The named executive officer will be entitled to continue participating in certain medical, dental and vision plans for a period of up to two years at no greater cost to the named executive officer than a similarly situated current Company employee.

Involuntary Termination Without Cause During a Change of Control Period. If a named executive officer's employment or service as an officer or a director is involuntarily terminated without cause (as defined in the relevant employment agreements and amendments thereto), and such termination takes place during a change of control period (as defined in the relevant employment agreements, including amendments thereto, and applicable award agreement), instead of the payments discussed above, the named executive officers will be entitled to the following:

1.
Severance. The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary in effect on the date of his involuntary termination to be paid in a lump sum. In addition, Messrs. Dalke, Smith, Barfield and Beyersdorfer will each be paid two times their Annual Bonus Amount (as defined in the relevant employment agreements and amendments thereto) in a lump sum. Mr. Stevens' employment agreement provides that he will only receive two times his base salary, and no additional bonus amounts.

2.
Performance Awards. The named executive officer will be entitled to payout of any outstanding performance award at 100% of the Target Amount (as defined in the relevant performance unit award agreements). Outstanding performance awards that have been earned but not yet paid will be paid at the earned amount, rather than the Target Amount.

3.	Unvested RSU Awards. The named executive officer's unvested Company RSU awards would immediately vest under the 2010 LTIP.

4.	Unvested WNRL Phantom Unit Awards. The named executive officer's unvested WNRL phantom unit awards would immediately vest under the WNRL LTIP.

5.	Unvested NTI Phantom Unit Awards. With respect to Messrs. Stevens and Barfield, unvested NTI phantom unit awards would immediately vest under the WNRL LTIP.

6.
Benefits. The named executive officer will be entitled to continue participating in certain medical, dental and vision plans for a period of up to two years at no greater cost to the named executive officer than a similarly situated current Company employee.

Death or Disability. If a named executive officer's employment with the Company is terminated due to his death or Disability (as defined in the relevant award agreement), the named executive officers will be entitled to the following:

1.
Performance Awards. If a named executive officer dies or becomes disabled following the end of a performance period of any performance award, the named executive officer will be entitled to payment under such performance award, that is deemed to have been earned prior to his death or disability. If he dies or becomes disabled during a performance period of any performance award, any payout is solely in the discretion of the Compensation Committee and would be subject to performance achievement.

2.	Unvested RSU Awards. The named executive officer's unvested Company RSU awards would immediately vest under the 2010 LTIP.

3.	Unvested WNRL Phantom Unit Awards. The named executive officer's unvested WNRL phantom unit awards would immediately vest under the WNRL LTIP.

4.	Unvested NTI Phantom Unit Awards. With respect to Messrs. Stevens and Barfield, unvested NTI phantom unit awards would immediately vest under the NTI LTIP.

In the event of a named executive officer's death or disability, his unvested Company RSU awards, WNRL phantom unit awards, and NTI phantom unit awards would immediately vest, resulting in an aggregate acceleration of equity awards to Mr. Stevens of $8,632,149, Mr. Dalke of $1,990,048, Mr. Smith of $2,967,661, Mr. Barfield of $1,892,158 and Mr. Beyersdorfer of $1,294,969.

Assuming an involuntary termination (as defined in the relevant agreements and amendments thereto) occurred on December 31, 2015, the following termination payments would be applicable for each named executive officer listed below.

INVOLUNTARY TERMINATION WITHOUT CAUSE
(OUTSIDE A CHANGE OF CONTROL PERIOD)

	Severance Payment	Value of Employee Benefits to be Continued	Payment of Performance Unit Awards	Accelerated Vesting of Equity Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeff A. Stevens	2,162,000	19,638	1,792,206	125,318	4,099,162
Gary R. Dalke	885,176	19,638	768,657	—	1,673,471
Mark J. Smith	1,128,254	19,638	979,739	—	2,127,631
Lowry Barfield	788,860	19,638	685,021	125,318	1,618,837
Jeffrey S. Beyersdorfer	614,578	19,638	533,679	—	1,167,895
_______________________________________

(1)
The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary in effect on the date of his involuntary termination. Please see discussion under "Potential Payments Upon Termination or Change of Control" above for a description of severance payments.

(2)
Named executive officers may be entitled to continue participating in certain employee health plans for a period of up to two years. "Benefits to be Continued" for each named executive officer represents two years of the officer’s 2015 elected medical, dental and vision benefits.

(3)
Each of the named executive officers will also be entitled to receive payment under the 2013 PUAs, which have a performance period that ended on December 31, 2015 (see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2015 — Settlement of the 2013 Performance Unit Awards in 2015" above). The amounts paid to the named executive officers under the 2013 PUAs are included in this column as the performance period has concluded and the calculation of 2013 PUAs for each of the named executive officers is complete. For involuntary terminations without cause occurring during a performance period outside a change of control period (as defined in the relevant performance unit award agreements), the payout of any performance unit award in the event of involuntary termination is in the discretion of the Compensation Committee, would be subject to performance achievement, and could range from zero to the maximum payout applicable under the performance award. See the compensation table "Grants of Plan-Based Awards — Fiscal 2015" above for a description of the maximum payout under the 2015 PUAs for each of the Company's named executive officers.

(4)
This column represents accelerated vesting of NTI phantom unit awards for Messrs. Stevens and Barfield, which were awarded to them as compensation for service as a director of NTGP, calculated by multiplying the number of unvested phantom units by $25.86 which was the closing price of an NTI common unit on December 31, 2015.

INVOLUNTARY TERMINATION WITHOUT CAUSE
(WITHIN CHANGE OF CONTROL PERIOD)

	Severance Payment	Value of Employee Benefits to be Continued	Payment of Performance Unit Awards	Accelerated Vesting of Equity Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeff A. Stevens	2,162,000	19,638	5,332,506	8,632,149	16,146,293
Gary R. Dalke	2,655,528	19,638	2,255,491	1,990,048	6,920,705
Mark J. Smith	3,384,762	19,638	2,874,874	2,967,661	9,246,935
Lowry Barfield	2,366,580	19,638	2,010,074	1,892,158	6,288,450
Jeffrey S. Beyersdorfer	1,843,734	19,638	1,565,989	1,294,969	4,724,330
_______________________________________

(1)	Please see discussion under "Potential Payments Upon Termination or Change of Control" above for a description of severance payments.

(2)
Named executive officers may be entitled to continue participating in certain employee health plans for a period of up to two years. "Benefits to be Continued" for each named executive officer represents two years of the officer’s 2015 elected medical, dental and vision benefits.

(3)
In the event of termination during a change of control period (as defined in the relevant performance unit award agreements) and pursuant to the applicable award agreement, outstanding performance unit awards will be paid out at 100% of the Target Amount (as defined in the relevant performance unit award agreement). Performance unit awards may be paid in cash or stock, at the discretion of the Compensation Committee. Amounts in this column reflect the Target Amounts under the 2014 and 2015 PUAs. Each of the named executive officers would also be entitled to receive payment under the 2013 PUAs, which have a performance period that ended on December 31, 2015 (see "Compensation Discussion and Analysis — Named Executive Officer Compensation Actions Taken Since the End of Fiscal Year 2015 — 2013 Performance Unit Awards" above). The actual amounts paid to the named executive officers under the 2013 PUAs are included in in this column along with the Target Amounts for the 2014 and 2015 PUAs.

(4)
This column represents the aggregate market value of the RSUs and phantom units subject to acceleration, calculated by multiplying the number of unvested RSUs on December 31, 2015, by $35.62, which was the closing price of a share of the Company's common stock on December 31, 2015, WNRL phantom units subject to acceleration, calculated by multiplying the number of unvested phantom units on December 31, 2015, by $24.53, which was the closing price of a unit of WNRL's common units on December 31, 2015, and, for Messrs. Stevens and Barfield, NTI phantom units subject to acceleration, calculated by multiplying the number of unvested phantom units on December 31, 2015 by $25.86, which was the closing price of an NTI common unit on December 31, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the common stock of the Company and the Company's subsidiaries, WNRL and NTI, as of March 31, 2016, by:

•	Each director and nominee for director;

•	Each executive officer named in the summary compensation table;

•	Each person known by the Company to beneficially own more than 5% of the outstanding common stock of the Company; and

•	All of the Company’s executive officers and directors as a group.
The number of shares and percentage of beneficial ownership set forth below are based on 91,276,677 shares of common stock of the Company and 24,485,800 and 93,070,821 common units of WNRL and NTI, respectively, issued and outstanding as of March 31, 2016. The number of shares and percentage of beneficial ownership set forth below includes shares of the Company's common stock held as of March 31, 2016, and RSUs that are scheduled to vest within 60 days thereafter and are anticipated to be settled in common stock. In addition, pursuant to the SEC's rules and regulations, the table below includes beneficial ownership of the common units representing limited partnership interests of the Company's affiliates, WNRL and NTI, as of March 31, 2016. Each of WNRL's and NTI's limited partnership units are traded on the New York Stock Exchange. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and dispositive power with respect to all shares of common stock and common units shown as beneficially owned by them, and their address is 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

Name	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
	Western Refining, Inc.		Western Refining Logistics, LP		Northern Tier Energy LP
Paul L. Foster (1)	19,060,200	20.9%	254,448	1.0%	13,177	*
Sigmund L. Cornelius	21,832	*	2,500	*	—	—%
L. Frederick Francis (2)	82,901	0.1%	—	—%	—	—%
Robert J. Hassler (3)	—	—	—	—%	—	—%
Brian J. Hogan (4)	72,463	0.1%	10,000	*	—	—%
William D. Sanders (5)	37,859	*	—	—%	—	—%
Jeff A. Stevens	3,302,609	3.6%	106,426	0.4%	13,177	*
Scott D. Weaver	1,303,382	1.4%	29,448	0.1%	13,177	*
Lowry Barfield	41,027	*	6,607	*	13,177	*
Jeffrey S. Beyersdorfer	62,453	0.1%	7,685	*	2,000	*
Gary R. Dalke	35,651	*	15,100	*	—	—%
William Jewell	95,421	0.1%	4,553	*	—	—%
Mark J. Smith (6)	34,208	*	34,387	0.1%	—	—%

All directors and executive officers as a group (13 persons)	24,150,006	26.5%	471,154	1.9%	54,708	*

Other 5% or more shareholders:
Franklin Mountain Investments Limited Partnership (7)	15,654,581	16.7%	—	—	—	—
Van Eck Associates Corporation (8)	5,518,600	6.0%	—	—	—	—
BlackRock Inc. (9)	6,477,668	7.1%	—	—	—	—
The Vanguard Group (10)	7,084,077	7.8%	—	—	—	—
* The number of shares beneficially owned is less than 0.1% of the total shares outstanding as of March 31, 2016.
_______________________________________

(1)
Of the Company shares indicated as beneficially owned by Mr. Foster, 15,654,581 are beneficially owned by Franklin Mountain Investments Limited Partnership ("FMILP"), in which Mr. Foster holds a 100.0% interest. Mr. Foster is the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP and, as such, he may be deemed to have voting and dispositive power over the shares beneficially owned by FMILP. Of the shares beneficially owned by Mr. Foster, 3.4 million shares are pledged as collateral on lines of credit.

(2)
During Mr. Francis' tenure on the Board, he received 29,256 RSU awards which vested into deferral under the Director Deferred Compensation Plan and, due to the deferral election, are excluded from his total shares beneficially owned until settlement.

(3)
Mr. Hassler joined the Board in November 2014, and, in connection with his appointment, received an award of 3,273 RSUs that vested into deferral under the Director Deferred Compensation Plan in October 2015 and, due to the deferral election, are excluded from his total shares beneficially owned until settlement.

(4)
Of the Company shares indicated as beneficially owned by Mr. Hogan, 1,000 shares are held in Uniform Gift to Minors accounts for which Mr. Hogan is custodian and 500 shares are held in a Joint Tenant with Right of Survivorship account for which Mr. Hogan is a co-account holder. Mr. Hogan has also received 24,423 RSU awards which vested into deferral under the Director Deferred Compensation Plan and, due to the deferral election, are excluded from his total shares beneficially owned until settlement.

(5)
During Mr. Sanders' tenure on the Board, he has received 18,514 RSU awards which vested into deferral under the Director Deferred Compensation Plan and, due to the deferral election, are excluded from his total shares beneficially owned until settlement.

(6)	Of the Company shares indicated as beneficially owned by Mr. Smith, 1,108 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2016.

(7)
Of the Company shares indicated as beneficially owned by FMILP, FMILP has shared voting and dispositive power over all of the shares and no sole voting and dispositive power. Paul L. Foster holds a 100% interest in FMILP and is the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP and, as such, he may be deemed to have voting and dispositive power over the shares beneficially owned by FMILP.

(8)
Van Eck Associates Corporation, ("Van Eck") filed with the SEC a Schedule 13G on February 14, 2012. Based solely on the disclosure set forth in the Schedule 13G, Van Eck has sole voting and dispositive power with respect to 5,518,600 shares of the Company's common stock, and shared voting and dispositive power with respect to none of the shares. Van Eck’s address is 335 Madison Ave., 19th Floor, New York, New York 10017.

(9)
BlackRock Inc. ("BlackRock") filed with the SEC a Schedule 13G on January 27, 2016. Based solely on the disclosure set forth in the Schedule 13G, BlackRock has sole dispositive power with respect to 6,477,668 shares of the Company's common stock, sole voting power for 6,303,010 shares to the Company's common stock, and shared voting and dispositive power with respect to none of the shares. BlackRock's address is 55 East 52nd Street, New York, New York 10022.

(10)
The Vanguard Group ("Vanguard") filed with the SEC a Schedule 13G/A, on February 11, 2016. Based solely on the disclosure set forth in the Schedule 13G/A, Vanguard has sole dispositive power with respect to 6,929,037 shares of the Company's common stock, sole voting power for 155,640 shares of the Company's common stock, shared dispositive power for 155,040 shares of the Company's common stock and shared voting power for 4,000 shares of the Company's common stock. Vanguard's address is 100 Vanguard Blvd., Malvern, PA 19355.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Mr. Foster, Mr. Stevens and Mr. Weaver serves as an executive officer and director of the Company, and as a director of WRGP, which does not have a compensation committee or other board committee performing similar functions.  Mr. Stevens is an executive officer of WRGP, which is the general partner of WNRL, which is a limited partnership and is not required under SEC or NYSE rules or regulations to have a compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies for the Review and Approval of Related-Person Transactions
The Board has delegated to the Audit Committee the responsibility for reviewing and approving all related-person transactions defined by, or those transactions required to be disclosed under, Item 404 of Regulation S-K of the SEC, unless such transactions are otherwise reviewed by the Board or another committee thereof. This requirement is set forth in the Audit Committee charter (which can be accessed on the Company’s website at www.wnr.com or by sending a written request to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901). The Company’s Senior Vice President - Legal, General Counsel and Secretary is primarily responsible for obtaining information from the directors and executive officers with respect to related-person transactions and for then determining, based on the facts and circumstances, whether the Company or a related-person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related-person are disclosed in this Proxy Statement.
Effective November 30, 2012, an entity controlled by Paul Foster purchased the building and related lease agreements of certain office space and parking garage space that the Company and other commercial tenants occupy in El Paso, Texas. The lease agreement expires in November 2017. Under the terms of the lease, the Company makes annual payments of $236,775. For the year ended December 31, 2015, the Company made rental payments under the leases of approximately $236,775. No additional amounts were due under the lease as of December 31, 2015.
In April 2014, the Company entered into a sponsorship agreement with a local baseball team based out of El Paso, Texas that is partially owned by an entity controlled by Paul Foster for key promotional and advertising space. Under the agreement, the Company agreed to a three-year sponsorship commitment of $125,000 per year, which amount will increase by 1.5% each year, and also agreed to invest $15,000 in updating the baseball fields of local schools in El Paso. This sponsorship represents a high profile community opportunity to continue to build the Company's brand over a sustained period of time and continues to demonstrate the Company's commitment to its local communities.

Relationship with WNRL

As discussed above in the "Compensation Discussion and Analysis" section, on October 16, 2013, WNRL completed its initial public offering (the "Offering"). The Company currently owns WRGP, the general partner of WNRL, and a 66.4% limited partner interest in WNRL. The public owns a 33.6% limited partner interest in WNRL.

Transactions with WNRL are generally considered to be related party transactions because Messrs. Stevens, Dalke, Smith, Barfield and Beyersdorfer each serve as executive officers of both the Company (including its wholly-owned subsidiaries) and WRGP, the general partner of WNRL. In addition, Messrs. Foster, Stevens and Weaver also serve on the board of directors of WRGP.

WNRL Distributions of Available Cash

WNRL generally makes cash distributions to its unitholders pro rata, including the Company, as the holder of 8,579,623 common units and 22,811,000 subordinated units. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, the Company will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

WNRL generated sufficient available cash to exceed the full minimum quarterly distribution on all of its outstanding units for each quarter in 2015. The Company received an aggregate distribution of $45.5 million on its common units, subordinated units and general partner interest, including a quarterly cash distribution of $0.3925 per unit for the fourth quarter of 2015 that was declared by the board of directors of WRGP on February 1, 2016. WNRL paid the distribution on February 26, 2016, to all unitholders of record on February 11, 2016.

TexNew Mex Pipeline System Acquisition

On October 30, 2015, the Company entered into a contribution agreement with WNRL under which the Company sold to WNRL the remaining segment of the TexNew Mex Pipeline system that extends from WNRL's crude oil station in Star Lake, New Mexico, in the Four Corners region to its T station in Eddy County, New Mexico (the "TexNew Mex Pipeline System"), an 80,000 barrel crude oil storage tank located at its crude oil pumping station in Star Lake, New Mexico and certain other related assets (the "TexNew Mex Transaction"). The Company sold these assets to WNRL in exchange for $170 million in cash, 421,031 common units representing limited partner interests in WNRL and 80,000 units of a newly created class of limited partner interests in WNRL, referred to as the "TexNew Mex Units."
In connection with the TexNew Mex Transaction, WRGP adopted certain amendments to the First Amended and Restated Agreement of Limited Partnership of the Partnership by adopting the Second A&R Partnership Agreement. The amendments contained in the Second A&R Partnership Agreement create a new class of limited partner interests in the Partnership, referred to as the TexNew Mex Units, and set forth the rights, preferences and obligations of the TexNew Mex Units.
The Second A&R Partnership Agreement provides for the creation of the “TexNew Mex Shared Segment” that will reflect the financial and operating results of the TexNew Mex Pipeline. The TexNew Mex Units are generally entitled to participate in 80% of the economics attributable to the TexNew Mex Shared Segment resulting from crude oil throughput on the TexNew Mex Pipeline above the 13,000 barrels per day contemplated by the commitment in the Amendment to the Pipeline Agreement. To the extent there is sufficient available cash from operating surplus under the Second A&R Partnership Agreement, the holder of the TexNew Mex Units will be entitled to receive a distribution equal to 80% of the excess of TexNew Mex Shared Segment Distributable Cash Flow over the TexNew Mex Base Amount (as such terms are defined in the Second A&R Partnership Agreement). The TexNew Mex Unit distributions are cumulative and preferential to all other unit holder distributions.

Information about these transactions can be found in the Contribution Agreement. The description of the Contribution Agreement above is qualified in its entirety by reference to the full text of the Contribution Agreement which is filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on November 2, 2015.

Omnibus Agreement

On October 16, 2013, in connection with the closing of the Offering, WNRL entered into an Omnibus Agreement (the "Omnibus Agreement") with WRGP, the Company and certain of its subsidiaries. The Omnibus Agreement addresses the following items:

•
WNRL's obligation to reimburse the Company for the provision by the Company of certain general and administrative services (this reimbursement is in addition to certain expenses of our general partner and its affiliates that are reimbursed under our partnership agreement and services agreement), as well as certain other direct or allocated costs and expenses incurred by the Company on WNRL's behalf;

•	WNRL's rights of first offer to acquire certain logistics assets from the Company;

•
an indemnity by the Company for certain environmental and other liabilities, and WNRL's obligation to indemnify the Company for events and conditions associated with the operation of WNRL's assets that occur after closing of the Offering and for environmental liabilities related to WNRL's assets to the extent the Company is not required to indemnify WNRL;

•	the Company's transfer of certain environmental permits related to WNRL's assets to WNRL and WNRL's use of such permits prior to the transfer thereof; and

•
the granting of a license from the Company to WNRL with respect to the use of certain of the Company's trademarks and WNRL's granting of a license to the Company with respect to use of certain of its trademarks.

The omnibus agreement generally terminates in the event of a change of control of us or our general partner.

The description of the Omnibus Agreement above is qualified in its entirety by reference to the full text of the Omnibus Agreement, which is filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.

Services Agreements

On October 16, 2013, in connection with the closing of the Offering, WNRL and the Company entered into an Operational Services Agreement (the "Services Agreement") under which WNRL reimburses the Company for the Company's provision of certain personnel to provide operational services to WNRL and under WNRL's supervision in support of its pipelines and gathering assets and terminalling and storage facilities, including routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as WNRL and the Company may mutually agree upon from time to time. The Company will prepare a maintenance, operating and capital budget on an annual basis subject to WNRL's approval. The Company submits actual expenditures for reimbursement on a monthly basis, and WNRL reimburses the Company for providing these services.

WNRL may terminate any of the services provided by the personnel provided by the Company upon 30 days prior written notice. Under the Services Agreement, either party may terminate this agreement upon prior written notice if the other party is in material default under the agreement and such party fails to cure the material default within 20 business days. The Services Agreement has an initial term of ten years and may be renewed by two additional five-year terms upon agreement between WNRL and the Company which is evidenced in writing prior to the end of the initial term of ten years or the first renewal term of five years. If a force majeure event prevents a party from carrying out its obligations (other than to make payments due) under the agreement, such obligations, to the extent affected by force majeure, will be suspended during the continuation of the force majeure event. These force majeure events include acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or governmental authorities, explosions, terrorist acts, accidental disruption of service, breakage, breakdown of machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and any other circumstances not reasonably within the control of the party claiming suspension and that by the exercise of due diligence such party is unable to prevent or overcome.

The description of the Services Agreement above is qualified in its entirety by reference to the full text of the Services Agreement, which is filed as Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.

During 2015, WNRL recorded total indirect charges related to general and administrative expenses and operating and maintenance expenses under both the Omnibus Agreement and the Services Agreement of $46.9 million.

On October 30, 2014, the Company and NTI entered into a Shared Services Agreement ("NTI Services Agreement") pursuant to which the Company and NTI would provide certain services to each other in support of their operations. During 2015, the Company incurred expenses of $3.6 million that are reimbursable from NTI under the NTI Services Agreement. On May 4, 2015, the Company entered into a Joinder Agreement with WNRL and NTI that joined WNRL as a party to the NTI Services Agreement. Under the Joinder Agreement, WNRL provides certain scheduling and other services in support of NTI's operations and NTI reimburses WNRL for the costs associated with providing such services. During 2015, WNRL incurred expenses of $0.3 million that are reimbursable from NTI under the Joinder Agreement.

Commercial Agreements

The Company has entered into, and amended from time to time, the following commercial agreements with WNRL in connection with WNRL's Offering and the Company's sale to WNRL of its southwest wholesale business and the TexNew Mex Pipeline and other related assets.

The Company's obligations under these commercial agreements will not terminate if the Company no longer controls WRGP. These commercial agreements include provisions that permit the Company to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur. These events include the Company deciding to permanently or indefinitely suspend refining operations at one or both of its refineries, as well as WNRL being subject to certain force majeure events that would prevent WNRL from performing required services under the applicable agreement.

Pipeline Agreement

WNRL and the Company have entered into a Pipeline and Gathering Services Agreement, as amended (the "Pipeline Agreement") under which WNRL agreed to transport crude oil on its Permian Basin system for use at the Company's El Paso Refinery and on WNRL's Four Corners system to the Company's Gallup Refinery. WNRL charges the Company fees for pipeline movements, truck offloading and product storage. During 2015, WNRL recorded $58.5 million in revenues, and the Company recorded the same amount in fee-based expenses, under this Pipeline Agreement.

In connection with the sale of the TexNew Mex Transaction, the Company entered into the amendment to the Pipeline Agreement. Among other things, the Amendment to the Pipeline Agreement amends the scope of the existing agreement to include the provision of storage services and a minimum volume commitment of 80,000 barrels of storage at the Star Lake storage tank. In this Amendment to the Pipeline Agreement, the Company also agreed to provide a minimum volume commitment of 13,000 bpd of crude oil on the TexNew Mex Pipeline for 10 years from the date of the Amendment to the Pipeline Agreement.

The description of the Pipeline Agreement provided above is qualified in its entirety by reference to the full text of the Pipeline Agreement, which is filed as Exhibit 10.5 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013. The description of the Amendment to the Pipeline Agreement provided above is qualified in its entirety by reference to the full text of the Amendment to the Pipeline Agreement, which is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on November 2, 2015.

Terminalling Agreement

WNRL entered into a Terminalling, Transportation and Storage services agreement, as amended (the "Terminalling Agreement") with the Company under which WNRL agreed to, among other things, distribute products produced at the Company's refineries, connect the Company's refineries to third-party pipelines and systems and provide fee-based asphalt terminalling and processing services. At WNRL's network of crude oil and refined products terminals and related assets and storage facilities, WNRL charges the Company fees for crude oil, blendstock and refined product storage, shipments into and out of storage and additive and blending services. At WNRL's asphalt plant and terminal in El Paso and its three stand-alone asphalt terminals, WNRL charges the Company fees for asphalt storage, shipments into and out of asphalt storage and asphalt processing and blending. During 2015, WNRL recorded $93.4 million in fee-based revenues, paid by the Company, related to the Terminalling Agreement.

The description of the Terminalling Agreement provided above is qualified in its entirety by reference to the full text of the Terminalling Agreement, which is filed as Exhibit 10.6 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.

Product Supply Agreement

The Company entered into a Product Supply Agreement, as amended (the "Product Supply Agreement") with WNRL under which the Company will supply and WNRL will purchase approximately 79,000 barrels per day of refined products. The price per barrel will be based upon OPIS or Platts indices on the day of delivery. Pricing is subject to annual revision based on mutual agreement between the Company and WNRL. The Product Supply Agreement provides for the Company to make-up payments to WNRL in any month that WNRL's average margin on non-delivered rack sales is less than a certain amount. During 2015, WNRL recorded $6.0 million in revenues related to make-up payments paid by the Company, under the Product Supply Agreement.

The description of the Product Supply Agreement provided above is qualified in its entirety by reference to the full text of the Product Supply Agreement, which is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on October 16, 2014.

Fuel Distribution and Supply Agreement

The Company entered into a Fuel Distribution and Supply Agreement with WNRL under which the Company agreed to purchase all of its retail requirements for branded and unbranded motor fuels for its retail and unmanned fleet fueling sites at a price per gallon that is $0.03 per gallon above WNRL's cost. The Company has agreed to purchase a minimum of 645,000 barrels per month of branded and unbranded motor fuels for its retail and unmanned fleet fueling sites. In any month that the Company doesn’t purchase the minimum volume, the Company will pay WNRL $0.03 per gallon shortfall. During 2015, WNRL recorded $9.6 million in revenues, paid by the Company, under the Fuel Distribution and Supply Agreement.

The description of the Fuel Distribution and Supply Agreement provided above is qualified in its entirety by reference to the full text of the Fuel Distribution and Supply Agreement, which is filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on October 16, 2014.

Crude Oil Trucking Transportation Services Agreement

The Company entered into a Crude Oil Trucking Transportation Services Agreement, as amended, with WNRL under which the Company has agreed to pay a flat rate per mile per barrel plus monthly fuel adjustments and customary applicable surcharges. The rates are subject to adjustment annually based on mutual agreement between the Company and WNRL. The Company has agreed to a contract minimum of 1.525 million barrels of crude oil for hauling each month. During 2015, WNRL recorded $41.9 million in revenues related to mileage rates and other adjustments and surcharges, paid by the Company, under this agreement.

The description of the Crude Oil Trucking Transportation Services Agreement provided above is qualified in its entirety by reference to the full text of the Crude Oil Trucking Transportation Services Agreement, which is filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on October 16, 2014.

NTI Merger Agreement

The Company entered into an Agreement and Plan of Merger dated as of December 21, 2015 (the “Merger Agreement”) with Western Acquisition Co, LLC, a wholly-owned subsidiary of the Company (“MergerCo”), NTI and NTGP to acquire all of NTI’s outstanding common units (including outstanding common units held by Company directors, officers and employees) not already held by the Company. Each of the outstanding NTI common units held by unitholders other than the Company (the “NTI Public Unitholders”) will be converted into the right to receive, subject to election by the NTI Public Unitholders and proration, (i) $15.00 in cash without interest and 0.2986 of a share of our common stock; (ii) $26.06 in cash without interest; or (iii) 0.7036 of a share of our common stock. Upon the terms and subject to the conditions set forth in the Merger Agreement, MergerCo will merge with and into NTI and the separate limited liability company existence of MergerCo will cease and NTI will continue to exist, as a limited partnership under Delaware law and as an indirect wholly-owned subsidiary of the Company, as the surviving entity in the merger (the “Merger”). The Merger is expected to close in the first half of 2016, pending the satisfaction of certain customary conditions and the approval of the Merger at a special meeting of NTI unitholders by the affirmative vote of holders of a majority of the outstanding NTI common units (including the NTI common units held by us). The Company expects to issue approximately 17,164,858 shares of Company common stock in connection with the Merger and fund the cash portion of the Merger consideration, which is expected to be approximately $862.3 million, with a combination of cash-on-hand or the incurrence of new bank debt or capital markets debt.

The description of the Merger Agreement provided above is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on December 22, 2015.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte, independent auditors, to audit the Company's consolidated financial statements for 2016. The Company asks that you ratify the decision of the Audit Committee that Deloitte audit the Company's consolidated financial statements for 2016.

Although ratification of the Company's independent auditors is not otherwise required, the Board is submitting the selection of Deloitte to the Company's shareholders for ratification as a matter of good corporate practice. In the event shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the shareholders' best interests.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of Deloitte as the Company's independent auditor for 2016.

The Audit Committee has approved all services to be provided by Deloitte. Deloitte has advised the Company that it will have a representative available at the 2016 Annual Meeting of Shareholders to make a statement if they so desire and to respond to appropriate questions.

The Board unanimously recommends a vote “FOR” ratification of the appointment of Deloitte as the Company's independent auditors for 2016.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filings made by the Company with the SEC, except to the extent that the Company specifically incorporates it by reference into any filing.

The Audit Committee consists of three directors who are independent, as defined by the standards of the NYSE and the rules and regulations of the SEC. Under the charter approved by the Board, the Audit Committee assists the Board in overseeing matters relating to the Company's accounting and financial reporting practices, the adequacy of internal controls and the quality and integrity of the Company's financial statements. The Audit Committee is responsible for selecting and retaining the independent auditors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee's role under the Audit Committee charter is to provide oversight of management's responsibility. The Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

The Audit Committee has met and held discussions separately and jointly with management, the Company's internal auditors and its independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company's internal auditors and the independent auditors.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") regarding the independent auditors' communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditors their independence including any relationships that may impact their independence. The Audit Committee discussed and reviewed with the independent auditors all communications required to be discussed by the standards of the PCAOB, including those described in Statement of Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

Based on the Audit Committee's discussion with management, the Company's internal auditors and the independent auditors, its review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Audit Committee

Sigmund L. Cornelius, Chairperson
L. Frederick Francis
Brian J. Hogan

Principal Accountant Fees and Services
For fiscal years 2015 and 2014, the following fees and expenses were billed by Deloitte & Touche LLP for the indicated services:

	Deloitte Fiscal Year Ended 12/31/2015	Deloitte Fiscal Year Ended 12/31/2014
Audit Fees and Expenses	$4,386,380	$4,437,000
Audit-related Fees	20,000	60,000
Tax Fees	476,730	785,000
All Other Fees	2,000	46,000
Total Fees and Expenses	$4,885,110	$5,328,000

For fiscal 2015, audit fees consisted of fees billed for professional services rendered for (i) the audit of WNRL, NTI and the Company’s 2015 consolidated financial statements; (ii) the audit of the effectiveness of WNRL, NTI and the Company’s internal control over financial reporting as of December 31, 2015; (iii) the review of WNRL, NTI and the Company’s interim consolidated financial statements included in quarterly reports; (iv) audits of carve out financial statements of a newly formed subsidiary; and (v) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Tax fees include $0.2 million for tax compliance services, $0.1 million for tax planning services and $0.2 million of pass-through expenses in connection with acquiring investor data necessary for preparation of Form K-1s. Total fees and expenses included approximately $0.7 million, $1.7 million and $2.5 million (including approximately $106,000 of reimbursed out-of-pocket expenses) for WNRL, NTI and the Company, respectively, for fiscal year 2015.

For fiscal 2014, audit fees consisted of fees billed for professional services rendered for (i) the audit of WNRL, NTI and the Company’s 2014 consolidated financial statements; (ii) the audit of the effectiveness of WNRL, NTI and the Company’s internal control over financial reporting as of December 31, 2014; (iii) the review of WNRL, NTI and the Company’s interim consolidated financial statements included in quarterly reports; (iv) audits of carve out financial statements of a newly formed subsidiary; and (v) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Tax fees include $0.5 million for tax compliance services, $0.1 million for tax planning services and $0.2 million of pass-through expenses in connection with acquiring investor data necessary for preparation of Form K-1s. Total fees and expenses included approximately $1.2 million, $1.9 million and $2.2 million (including approximately $44,000 of reimbursed out-of-pocket expenses) for WNRL, NTI and the Company, respectively, for fiscal year 2014.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee has determined that the provision of certain non-audit services by Deloitte is compatible with maintaining their independence. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2014 and 2015, all services provided by Deloitte were approved in accordance with this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company's officers, directors, and persons who beneficially own more than 10% of the common stock of the Company to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the Section 16(a) forms, including any amendments, filed with the SEC in 2015, all required report filings by the Company’s directors and executive officers and greater than 10% affiliated beneficial owners were timely made.

PROPOSALS OF SHAREHOLDERS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to submit a proposal at the 2017 Annual Meeting of Shareholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, shareholder proposals must be received by the Secretary of the Company at the Company's principal executive offices no later than December 23, 2016.

Shareholders intending to present a proposal at the 2017 Annual Meeting of Shareholders or to nominate a person for election as a director, must timely submit such proposal or nomination to the Company and provide the information required by the Company's bylaws and applicable law or regulation. To be timely, a shareholder's notice must be delivered to the Company's Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders. Accordingly, to be presented at the Company's 2017 Annual Meeting, such proposal or nomination must be delivered to the Company's Secretary on or after February 17, 2017, but not later than March 19, 2017. In the event that the date of the 2017 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2016 Annual Meeting, such notice must be delivered no earlier than 120 days prior to the 2017 Annual Meeting and not later than the later of 90 days prior to the 2017 Annual Meeting or ten calendar days following the day on which the Company first makes a public announcement of the 2017 Annual Meeting. A copy of the Company's bylaws is available upon request to the Company's Secretary by calling (915) 534-1400 or by writing to: Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

ANNUAL REPORT

The Annual Report to Shareholders of the Company for the year ended December 31, 2015, including audited financial statements, does not constitute a part of the proxy soliciting material. The Company will furnish a copy of its Annual Report for the year ended December 31, 2015, without exhibits, free of charge to each person who forwards a written request to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Exhibits to the Annual Report will be available for the cost of photocopying to persons so requesting. In addition, the Annual Report for the year ended December 31, 2015, is available on the Investor Relations section of the Company’s website at www.wnr.com.

APPENDIX A
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

Adjusted EBITDA represents earnings before interest expense and other financing costs, amortization of loan fees, provision for income taxes, depreciation, amortization, maintenance turnaround expense and certain other non-cash income and expense items. However, Adjusted EBITDA is not a recognized measurement under United States generally accepted accounting principles ("GAAP"). Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes, the accounting effects of significant turnaround activities (that many of our competitors capitalize and thereby exclude from their measures of EBITDA) and certain non-cash charges that are items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for significant turnaround activities, capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA, as we calculate it, may differ from the Adjusted EBITDA calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income attributable to Western Refining, Inc. to Adjusted EBITDA for the periods presented:

	Year Ended December 31,
	2015	2014
	(In thousands)
Net income attributable to Western Refining, Inc.	$406,756	$559,926
Net income attributed to non-controlling interests	207,675	150,146
Interest expense and other financing costs	105,603	97,062
Provision for income taxes	223,955	292,604
Depreciation and amortization	205,291	190,566
Maintenance turnaround expense	2,024	48,469
Loss (gain) and impairments on disposal of assets, net	51	8,530
Loss on extinguishment of debt	—	9
Net change in lower of cost or market inventory reserve	96,536	78,554
Unrealized loss (gain) on commodity hedging transactions, net (1)	50,233	(194,423)
Adjusted EBITDA	$1,298,124	$1,231,443
_______________________________________

(1)
Adjusted EBITDA has been adjusted for the impact of net non-cash unrealized gains and losses related to our commodity hedging transactions. We believe the inclusion of this component of net income provides a better representation of Adjusted EBITDA given the non-cash and potentially volatile nature of commodity hedging.

A-1

Western Refining

BROADRIDGE FINANCIAL SOLUTIONS, INC.
51 MERCEDES WAY
EDGEWOOD, NY 11717

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E09188-P79236 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTERN REFINING, INC.

Western Refining, Inc. Board of Directors Recommends a Vote FOR each of the following nominees for director in proposal 1 to hold office until the 2017 Annual Meeting.

1. Election of Directors

Nominees:	For	Withhold
1a. Sigmund L. Cornelius	☐	☐
1b. Paul L. Foster	☐	☐
1c. L. Frederick Francis	☐	☐
1d. Robert J. Hassler	☐	☐
1e. Brian J. Hogan	☐	☐
1f. Jeff A. Stevens	☐	☐
1g. Scott D. Weaver	☐	☐

Western Refining, Inc. Board of Directors Recommends a Vote FOR proposal 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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Proxy Card Page-1

E09189-P79236

Revocable Proxy
Western Refining, Inc.
2016 Annual Meeting of Shareholders of Western Refining, Inc.
June 17, 2016, 8:30 a.m. (Mountain Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Lowry Barfield and Gary R. Dalke, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to act as proxies for the undersigned, and to vote all the shares of common stock of Western Refining, Inc. which the undersigned is entitled to vote at the 2016 Annual Meeting of Shareholders of Western Refining, Inc. and any adjournment(s) or postponement(s) thereof upon the matters specified and upon such other matters as may be properly brought before the annual meeting or any adjournment(s) or postponement(s) thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the annual meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR IN PROPOSAL 1, FOR PROPOSAL 2 AND AUTHORITY WILL BE DEEMED GRANTED FOR THE PROXIES TO VOTE ACCORDING TO THEIR DISCRETION FOR ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Continued and to be signed on reverse side

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